Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-71438

                 SUBJECT TO COMPLETION DATED SEPTEMBER 16, 2002

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 22, 2001)

                                   AEGON N.V.
             (a Netherlands public company with limited liability)

                                   ----------

                                _ Common Shares
                in the form of Bearer Shares or New York Shares

                                   ----------

We are offering _ of our common shares in the form of bearer shares or New York Shares. Concurrently with this offering, Vereniging AEGON, our controlling shareholder, is conducting a secondary offering of our common shares outside the United States in reliance on Regulation S under the Securities Act of 1933. The aggregate number of common shares to be included in these offerings will be 350,000,000.

At the time of the pricing of these offerings we will enter into an agreement with Vereniging AEGON to repurchase from Vereniging AEGON the common shares we are offering. See "Restructuring of Relationship with Vereniging AEGON". The closing of this offering and the secondary offering by Vereniging AEGON are contingent on one another.

No new shares will be issued as part of these transactions.

Our common shares are listed on the Official Segment of the stock market of Euronext Amsterdam, the principal market for our common shares, on which they trade under the symbol "AGN". Our common shares are also listed on the New York Stock Exchange (NYSE) under the symbol "AEG" and on the Frankfurt, London and Tokyo stock exchanges as well as on the SWX Swiss Exchange. On September 13, 2002, the reported last sale price of our common shares on Euronext Amsterdam was (euro)11.00 and the reported last sale price of our common shares on the NYSE was U.S.$10.89.

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-6.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                                        Per       Per New
                                        Bearer    York
                                        Share     Share(1)  Total(2)
                                        ------    --------  --------
Public offering price ..............   (euro)     U.S.$     (euro)
Underwriting discount ..............   (euro)     U.S.$     (euro)
Proceeds, before expenses, to us ...   (euro)     U.S.$     (euro)

----------

(1)  Translated at a rate of U.S.$_ per (euro)1.00.

(2)  Assuming all common shares are sold in the form of bearer shares.

We expect that the New York Shares will be delivered through the book-entry facilities of The Depository Trust Company against payment and the bearer shares will be delivered through the book-entry facilities of NECIGEF, Euroclear Bank S.A./N.A., as operator of the Euroclear System, and Clearstream Banking, S.A. against payment on or about September _, 2002.

                Joint Global Coordinators and Joint Bookrunners
ABN AMRO Rothschild                                               Morgan Stanley
September _, 2002.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                    CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            Page

About this Prospectus Supplement .......................................     S-1
Restructuring of Relationship with Vereniging AEGON ....................     S-2
Description of the Offering ............................................     S-3
Use of Proceeds ........................................................     S-5
Risk Factors ...........................................................     S-6
Capitalization .........................................................    S-11
Selected Historical Financial Data .....................................    S-12
Recent Developments ....................................................    S-14
Share Capital ..........................................................    S-15
Dutch Taxation .........................................................    S-17
U.S. Taxation ..........................................................    S-17
Plan of Distribution ...................................................    S-18
Where You Can Find More Information About Us ...........................    S-21
Validity of Securities .................................................    S-22
Experts ................................................................    S-22
Annex A -- Transaction Summary .........................................     A-1


                                   PROSPECTUS

                                                                            Page

Forward-Looking Statements .............................................       3
About this Prospectus ..................................................       3
AEGON N.V. .............................................................       3
AEGON Funding Corp. ....................................................       4
AEGON Funding Corp. II .................................................       4
Where You Can Find More Information About Us ...........................       4
Financial and Exchange Rate Information ................................       5
Enforcement of Civil Liabilities Against Foreign Persons ...............       6
Use of Proceeds ........................................................       6
Ratios of Earnings to Fixed Charges ....................................       6
Description of Share Capital of AEGON N.V. .............................       7
Description of Debt Securities .........................................      10
Taxation ...............................................................      17
Plan of Distribution ...................................................      29
Validity of Securities .................................................      31
Experts ................................................................      31

We have not taken any action to permit a public offering of the common shares outside the United States or to permit the possession or distribution of this prospectus supplement and the accompanying prospectus outside the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. We reserve the right to withdraw this offering of common shares at any time.

This prospectus supplement and the accompanying prospectus are not a prospectus under the Euronext Amsterdam rules and are not approved by Euronext Amsterdam.

                  ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell common shares, and seeking offers to buy common shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or the time of any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus supplement and the accompanying prospectus, "we", "us" and "our" refer to AEGON N.V. and any or all of our subsidiaries and joint ventures as the context requires.

This prospectus supplement contains the terms of the offering of the common shares. Certain additional information about us is contained in the accompanying prospectus. This prospectus supplement, or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference in this prospectus supplement or in the accompanying prospectus, as applicable, will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About Us" on page S-21 of this prospectus supplement and pages 4 and 5 of the accompanying prospectus.

         RESTRUCTURING OF RELATIONSHIP WITH VERENIGING AEGON

We and our controlling shareholder, Vereniging AEGON, are undertaking the series of transactions described below. We are undertaking these transactions now in order to enhance our capital base in light of recent volatile financial market conditions as well as to adjust our capital structure in connection with the refinancing being undertaken by Vereniging AEGON. The proceeds of these transactions will be used to:

o    strengthen our capital base without diluting our common shareholders;

o    enable Vereniging AEGON to reduce its outstanding debt; and

o increase Vereniging AEGON's economic investment in our preferred shares to a level more commensurate with its voting rights.

To effect these transactions, Vereniging AEGON and we will enter into a recapitalization agreement to be executed at the time of pricing the offerings described in this prospectus. In accordance with the recapitalization agreement, the following transactions will take place concurrently and be conditioned upon one another:

o We will make the offering of common shares described in this prospectus and repurchase from Vereniging AEGON the common shares we deliver in this offering. The repurchase price for these common shares will be equal to the net proceeds of this offering, after payment of certain related expenses.

o Vereniging AEGON will contribute an amount equal to the proceeds from our share repurchase as additional paid-in capital on our existing preferred shares, all of which it holds. We and Vereniging AEGON have agreed to set off our respective payment obligations to each other. Accordingly, no cash will be exchanged between us. The annual dividend on the preferred shares is calculated on the basis of the paid-in capital on the preferred shares using a rate equal to the European Central Bank's fixed interest percentage for basic refinancing transactions plus 1.75%, as determined on the first Euronext Amsterdam working day of the financial year to which the dividend relates. Accordingly, our annual dividend obligations on the preferred shares will increase. Applying the rate applicable in 2002 of 5.00% to the paid-in capital on the preferred shares following these transactions would result in an annual dividend on our preferred shares of (euro)_, compared to an annual dividend on our preferred shares of (euro)2,650,000 prior to these transactions. We will be responsible for any capital tax due in connection with the increase in paid-in capital.

o Vereniging AEGON will offer a number of our common shares held by it in a secondary offering outside the United States in reliance on Regulation S under the Securities Act of 1933 that will result in net proceeds to it of at least (euro)1,500,000,000. Vereniging AEGON will use the net proceeds from that offering to repay a portion of its debt.

o Vereniging AEGON will enter into a three-year committed revolving credit facility consisting of an equity repurchase facility (the Repo Facility) and a back-up credit facility (the Back-up Facility). Under the Repo Facility, up to (euro)2,000,000,000 will be available for repurchase transactions using the common shares retained by Vereniging AEGON after the concurrent offerings. Under the Back-up Facility an amount of up to
     (euro)1,200,000,000 will be available subject to certain conditions. Drawdowns under the Back-up Facility are principally intended to make certain cash payments under the Repo Facility that will be required if the value of the common shares subject to the Repo Facility is insufficient to meet certain customary requirements. The aggregate amount outstanding under the Repo Facility and the Back-up Facility will not exceed
     (euro)2,000,000,000.

o We and Vereniging AEGON are currently parties to an option agreement. The option agreement gives Vereniging AEGON the right to acquire our preferred shares in an amount necessary to prevent Vereniging AEGON's total voting power from being diluted to less than a majority as a result of new issuances of our common shares. We will amend this option agreement so that Vereniging AEGON will only be entitled to acquire preferred shares in an amount to be mutually agreed, which will not exceed the amount necessary to maintain its voting power at the level it will have immediately following the completion of the transactions described above.

As a result of these transactions, the percentage of our voting shares beneficially owned by Vereniging AEGON will decrease from approximately 52% to approximately 33%. Because no new common shares will be issued as part of these transactions, the total number of common shares used in calculating our earnings per share will not increase.

Our Executive Board and Supervisory Board are considering proposing and implementing corporate governance changes in the future. In accordance with our recapitalization agreement, if those changes are adopted, they would be followed by a further reduction in the total voting power of Vereniging AEGON by reducing the number of preferred shares held by it.

                           DESCRIPTION OF THE OFFERING

Common shares offered ...........  _ common shares, in the form of bearer shares or New York Shares.

Offering price ..................  (euro)_ per bearer share.
                                   U.S.$_ per New York Share.

Description of the concurrent
offering and changes in our
capital structure ...............  Concurrently with this offering, Vereniging
                                   AEGON, our controlling shareholder, is
                                   conducting a secondary offering of our common shares outside the United States in reliance on Regulation S under the Securities Act.

                                   The aggregate number of common shares to be included in our offering and the offering by Vereniging AEGON will be 350,000,000.

                                   We will repurchase from Vereniging AEGON the common shares we are offering, at a purchase price equal to the (euro)_ net proceeds of this offering, after payment of certain related expenses.

                                   Vereniging AEGON will contribute an amount equal to the proceeds from our share repurchase as additional paid-in capital on our existing preferred shares, all of which it holds. We and Vereniging AEGON have agreed to set off our respective payment obligations to each other. Accordingly, no cash will be exchanged between us.

                                   The closing of this offering and the
                                   secondary offering by Vereniging AEGON are contingent on one another.

                                   No new shares will be issued as part of these transactions.

Proceeds from the offering and
the concurrent offering .........  Proceeds to Vereniging AEGON from its offering will be at least (euro)1,500,000,000 and will be used to repay a portion of its debt.

                                   We will receive the net proceeds from this offering. See "Use of Proceeds".

Issued common shares ............  As of August 31, 2002, we had 1,433,379,403
                                   common shares issued and outstanding. As a result of these transactions there will be no change in the number of common shares issued and outstanding. See "Share Capital".

Lock-up .........................  Subject to certain exceptions, we have agreed not to issue, offer, pledge, sell or contract to sell any common shares, options to purchase common shares or securities convertible into or exchangeable for common shares for a period of 90 days following the pricing of this offering. See "Plan of Distribution -- Lock-up".

Dividends .......................  Common shares delivered in this offering will not be entitled to the interim dividend
                                   declared on August 8, 2002, but will be
                                   entitled to any future dividends declared on common shares.

Listing .........................  Our common shares are listed on Euronext
                                   Amsterdam and the NYSE, and on the Frankfurt, London and Tokyo stock exchanges as well as the SWX Swiss Exchange. Our common shares trade in the form of New York Shares on the NYSE.

Euronext Amsterdam symbol .......  AGN.

NYSE symbol .....................  AEG.

Security numbers for the
common shares ...................  Bearer shares:

                                   Euronext Amsterdam security code    30176
                                   ISIN code      NL0000301760
                                   Common code    11165524

                                   New York Shares:

                                   CUSIP code     007924103
                                   ISIN code US   0079241032

Transaction summary .............  See page A-1.

                                 USE OF PROCEEDS

After giving effect to the changes in our capital structure described in this prospectus, we intend to use substantially all the net proceeds of this offering to strengthen our capital base by reducing short-term indebtedness incurred to finance our corporate activities, with any remaining proceeds to be used for other general corporate purposes.

                                  RISK FACTORS

Your investment in the common shares entails risks. You should carefully consider the risk factors below, as well as the other information contained in this prospectus supplement and the accompanying prospectus, before investing in the common shares.

RISKS RELATED TO OUR BUSINESS

INTEREST RATE VOLATILITY MAY ADVERSELY AFFECT OUR PROFITABILITY

In periods of increasing interest rates, policy loans and surrenders and withdrawals may tend to increase as policyholders seek investments with higher perceived returns. This process may result in cash outflows requiring that we sell invested assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. Regardless of whether we realize an investment loss, these cash payments would result in a decrease in total invested assets and a decrease in net income. Among other things, premature withdrawals may also cause us to accelerate amortization of policy acquisition costs, which would also reduce our net income.

Conversely, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive to consumers, resulting in increased premium payments on products with flexible premium features, and a higher percentage of insurance policies remaining in force from year to year. During such a period, investment earnings may be lower because the interest earnings on fixed income investments likely will have declined in parallel with market interest rates. In addition, mortgages and bonds in the investment portfolio will be more likely to be repaid or redeemed as borrowers seek to borrow at lower interest rates, and we may be required to reinvest the proceeds in securities bearing lower interest rates. Accordingly, during periods of declining interest rates, profitability may suffer as a result of a decrease in the spread between interest rates credited to policyholders and returns on the investment portfolio.

The profitability of spread-based business depends in large part upon the ability to manage interest rate spreads, and the credit and other risks inherent in the investment portfolio. We may not be able to successfully manage interest rate spreads or the potential negative impact of those risks.

A DECLINE IN THE SECURITIES MARKETS MAY ADVERSELY AFFECT OUR PROFITABILITY AND SHAREHOLDERS' EQUITY AS WELL AS OUR SALES OF SAVINGS AND INVESTMENT PRODUCTS AND THE AMOUNT OF ASSETS UNDER MANAGEMENT

Fluctuations in the securities markets and other economic factors have adversely affected and may continue to adversely affect our profitability as well as our sales of our separate account unit linked products, pension products, variable annuities, variable life insurance, and mutual funds. The level of volatility in the markets in which we invest and the overall investment returns earned in those markets also affect our profitability and can reduce our shareholders' equity. In particular, protracted or steep declines in the stock or bond markets have required and may continue to require us to accelerate amortization of policy acquisition costs, which reduces our net income and can reduce the level of surplus funds we carry on our balance sheet. These market conditions may also significantly reduce the popularity of our savings and investment products, which could lead to lower sales and net income.

DIFFERENCES BETWEEN ACTUAL CLAIMS EXPERIENCE AND UNDERWRITING AND RESERVE ASSUMPTIONS MAY REQUIRE LIABILITIES TO BE INCREASED

Our earnings depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we use in setting the prices for products and establishing the liabilities for obligations for technical provisions and claims. To the extent that our actual claims experience is less favorable than the underlying assumptions used in establishing such liabilities, we may be required to increase our liabilities, which may reduce our net income. In addition, certain costs related to the sale of new policies and the purchase of policies already in force have been recorded as assets on the balance sheet and are being amortized into income over time. If the assumptions relating to the future profitability of these policies (such as future claims, investment income and expenses) are not accurate, the amortization of these costs could be accelerated and may even require write-offs due to unrecoverability. This could have a material adverse effect on our business, results of operations and financial condition.

FLUCTUATIONS IN CURRENCY EXCHANGE RATES MAY AFFECT OUR REPORTED RESULTS OF OPERATIONS

As an international life insurance company, we are subject to currency risk. Equity held in subsidiaries is kept in local currencies to the extent shareholders' equity is required to satisfy regulatory and self-imposed capital requirements. We hold the remainder of our capital base (capital securities, subordinated and senior debt) in various currencies in amounts we believe correspond approximately to the book value of our activities in those currencies to minimize any impact on our debt/equity ratios. Currency risk in the investment portfolios is managed using asset/liability matching principles. In 2000, we discontinued hedging the income streams from the main non-Dutch units and, as a result, our earnings may fluctuate due to currency translation. The principal exposure we have to currency fluctuations are the differences between U.S. dollars and euro as well as U.K. pounds and euro.

A DOWNGRADE IN RATINGS MAY INCREASE POLICY SURRENDERS AND WITHDRAWALS, ADVERSELY AFFECT RELATIONSHIPS WITH DISTRIBUTORS AND NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS

Claims paying ability and financial strength ratings are a factor in establishing the competitive position of insurers. A rating downgrade (or the potential for such a downgrade) of us or any of our rated insurance subsidiaries could, among other things, materially increase the number of policy surrenders and withdrawals by policyholders of cash values from their policies, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of our products and services, negatively impact new sales, and adversely affect our ability to compete and thereby have a material adverse effect on our business, results of operations and financial condition. Negative changes in credit ratings may increase our cost of funding. Our credit is rated AA- on Credit Watch negative by Standard & Poor's and Aa3 on review for possible downgrade by Moody's Investors Service. See "Recent Developments".

CHANGES IN GOVERNMENT REGULATIONS IN THE COUNTRIES IN WHICH WE OPERATE MAY AFFECT OUR PROFITABILITY

Our insurance business is subject to comprehensive regulation and supervision in all countries in which we operate. The primary purpose of such regulation is to protect policyholders, not shareholders.

Changes in existing insurance laws and regulations may affect the way in which we conduct our business and the products we may offer. In addition, changes in pension and employee benefit regulation, social security regulation, financial services regulation, taxation and the regulation of securities products and transactions may also adversely affect our ability to sell new policies or our claims exposure on existing policies. Additionally, the insurance laws or regulations adopted or amended from time to time may be more restrictive or may result in higher costs than current requirements. See Item 4 of our annual report on Form 20-F for the year ended December 31, 2001 under the caption "Regulation".

LITIGATION AND REGULATORY INVESTIGATIONS MAY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

We face significant risks of litigation and regulatory investigations and actions in connection with our activities as an insurer, employer, investment advisor, investor and taxpayer. Lawsuits, including class actions and regulatory actions may be difficult to assess or quantify, may seek recovery of very large and/or indeterminate amounts, including punitive and treble damages, and their existence and magnitude may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action could have a material adverse effect on our business, results of operations and financial condition.

DEFAULTS IN OUR FIXED MATURITY AND MORTGAGE LOAN PORTFOLIOS MAY ADVERSELY AFFECT PROFITABILITY

Issuers of fixed maturity securities and mortgage loan borrowers have defaulted and may continue to default on principal and interest payments with respect to securities we hold. Significant terrorist actions, as well as general economic conditions, have led to and may continue to result in significant decreases in the value of the securities in which we invest. A continuation of or increase in defaults on, or other reductions in the value of, these securities could have a material adverse effect on our business, results of operations and financial condition.

LIQUIDITY RISK OF CERTAIN INVESTMENT ASSETS

Our investments in privately placed securities, mortgage loans, real estate, including real estate joint ventures and other limited partnership interests are relatively illiquid. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments at attractive prices, in a timely manner, or both.

WE MAY BE UNABLE TO MANAGE OUR RISKS SUCCESSFULLY THROUGH DERIVATIVES

We are exposed to currency fluctuations, changes in the fair value of our investments, the impact of interest rate changes and changes in mortality and longevity. We use common derivative financial instruments such as interest rate swaps, options, futures and foreign exchange contracts to hedge our exposures related to both investments backing our insurance products and company borrowings. We may not be able to manage successfully through the use of derivatives the risks to which we are exposed. In addition, a counterparty may fail to honor the terms of its derivatives contracts with us. Our inability to manage our risks successfully through derivatives or a counterparty's failure to honor its obligations to us could have a material adverse effect on our business, results of operations and financial condition.

THE PAYMENT OF DIVIDENDS TO SHAREHOLDERS AND PAYMENTS ON OUR INDEBTEDNESS MAY BE AFFECTED BY LIMITATIONS ON SUBSIDIARIES REGARDING THE PAYMENT OF DIVIDENDS

Our ability to pay dividends to stockholders, make payments on debt obligations and pay certain operating expenses is dependent upon the receipt of dividends from our subsidiaries. Certain of these subsidiaries have regulatory restrictions which can limit the payment of dividends.

TAX LAW CHANGES MAY ADVERSELY AFFECT THE SALE AND OWNERSHIP OF INSURANCE
PRODUCTS

Insurance products enjoy certain tax advantages, particularly in the U.S. and The Netherlands, which permit the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable on accumulated tax-deferred earnings when earnings are actually paid. The U.S. Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. Recent changes in tax laws in The Netherlands have reduced the attractiveness of certain of our individual life products. The current administration in The Netherlands has indicated that it is contemplating further changes in law that would eliminate the tax advantages of certain of our products, including group savings products. Any changes in U.S. or Dutch tax law affecting our products could have a material adverse effect on our business and results of operations.

COMPETITIVE FACTORS MAY ADVERSELY AFFECT OUR MARKET SHARE

Competition in our business segments is based on service, product features, price, commission structure, financial strength, claims paying ability ratings and name recognition. We face intense competition from a large number of other insurers, as well as non-insurance financial services companies such as banks, broker-dealers and asset managers, for individual customers, employer and other group customers and agents and other distributors of insurance and investment products. The recent consolidation in the global financial service industry has also enhanced the competitive position of some of our competitors by broadening the range of their products and services, and increasing their distribution channels and their access to capital. In addition, development of alternative distribution channels for certain types of insurance and securities products, including through the Internet, may result in increasing competition as well as pressure on margins for certain types of products. These competitive pressures could result in increased pricing pressures on a number of our products and services, particularly as competitors seek to win market share, and may harm our ability to maintain or increase our profitability.

WE MAY BE UNABLE TO RETAIN PERSONNEL WHO ARE KEY TO OUR BUSINESS

As a global financial services enterprise with a decentralized management structure, we rely, to a considerable extent, on the quality of local management in the various countries in which we operate. The success of our operations is dependent, among other things, on our ability to attract and retain highly qualified professional personnel. Competition for key personnel in most countries in which we operate is intense. Our ability to attract and retain key personnel, and in particular senior officers, experienced portfolio managers, mutual fund managers and sales executives, is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent, which may offer compensation packages that include considerable equity-based incentives through stock option or similar programs.

JUDGMENTS OF U.S. COURTS MAY NOT BE ENFORCEABLE AGAINST US

Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in Dutch courts. As a result, our shareholders who obtain a judgment against us in the United States may not be able to require us to pay the amount of the judgment.

REINSURERS TO WHOM WE HAVE CEDED RISK MAY FAIL TO MEET THEIR OBLIGATIONS

Our insurance subsidiaries cede premiums to other insurers under various agreements that cover individual risks, group risks or defined blocks of business, on a co-insurance, yearly renewable term, excess or catastrophe excess basis. These reinsurance agreements spread the risk and minimize the effect of losses. The amount of each risk retained depends on its evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverage. Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse for the ceded amount in the event the claim is paid. However, our insurance subsidiaries remain liable to their policyholders with respect to ceded insurance if any reinsurer fails to meet the obligations assumed by it.

WE MAY HAVE DIFFICULTY MANAGING OUR EXPANDING OPERATIONS AND WE MAY NOT BE SUCCESSFUL IN ACQUIRING NEW BUSINESSES OR DIVESTING EXISTING OPERATIONS

In recent years we have effected a number of acquisitions and divestitures around the world and we may make further acquisitions and divestitures in the future. Growth by acquisition involves risks that could adversely affect our operating results and financial condition, including the diversion of financial and management resources from existing operations, difficulties in assimilating the operations, technologies, products and personnel of the acquired company, significant delays in completing the integration of acquired companies, the potential loss of key employees or customers of the acquired company, potential losses from unanticipated litigation, and tax and accounting issues.

Our acquisitions could result in the incurrence of additional indebtedness, costs, contingent liabilities and amortization expenses related to goodwill and other intangible assets. Divestitures of existing operations could result in our assuming or retaining certain contingent liabilities. All of the foregoing could materially adversely affect our businesses, financial condition and results of operations. Future acquisitions may also have a dilutive effect on the ownership and voting percentages of existing shareholders.

There can be no assurance that we will successfully identify suitable acquisition candidates or that we will properly value acquisitions we make. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed once negotiations have commenced.

RISKS RELATED TO OUR COMMON SHARES

OUR SHARE PRICE COULD BE VOLATILE AND COULD DROP UNEXPECTEDLY FOLLOWING THIS OFFERING, AND YOU MAY NOT BE ABLE TO RESELL YOUR COMMON SHARES AT OR ABOVE THE PRICE YOU PAID

The price at which our common shares will trade will be influenced by a large number of factors, some of which will be specific to us and our operations and some of which will be related to the insurance industry and equity markets generally. As a result of these factors, you may not be able to resell your common shares at or above the price which you paid for them. In particular, the following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common shares:

o investor perception of our company, including actual or anticipated variations in our revenues or operating results;

o announcement by us of intended acquisitions, disposals or financings or speculation about such acquisitions, disposals or financings;

o sales of blocks of our shares by significant shareholders, including Vereniging AEGON;

o investor perception of the success and effect of this offering and Vereniging AEGON's secondary offering of our common shares;

o a downgrade or rumored downgrade of our credit or financial strength ratings, including placement on credit watch;

o potential litigation involving us or the insurance industry generally;

o changes in financial estimates and recommendations by securities research analysts;

o   fluctuations in foreign exchange rates and interest rates;

o   the performance of other companies in the insurance sector;

o regulatory developments in The Netherlands, the United States, the United Kingdom and other countries;

o international political and economic conditions, including the effects of terrorist attacks, military operations and other developments stemming from such events and the uncertainty related to these developments;

o news or analyst reports related to our markets or industries in which we operate; and

o   general market conditions.

WE AND OUR SIGNIFICANT SHAREHOLDERS MAY OFFER ADDITIONAL COMMON SHARES IN THE FUTURE, AND THESE AND OTHER SALES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR OUTSTANDING COMMON SHARES

We have no current plans for a subsequent offering of our common shares or of rights to subscribe for our common shares. However, it is possible that we may decide to offer additional common shares in the future, for example to effect an acquisition. In connection with Vereniging AEGON's refinancing, it entered into the Repo Facility and the Back-up Facility. As is customary in these repurchase agreements, if sufficient collateral is not maintained by Vereniging AEGON (which in this case is based on the number of common shares and the prevailing share price) and amounts are not available under the Back-up Facility, the lenders under the Repo Facility may dispose of the common shares held by them under the Repo Facility in order to satisfy amounts outstanding. An additional offering of common shares by us, sales of common shares by significant shareholders or by lenders to Vereniging AEGON, or the public perception that an offering or such sales may occur, could have an adverse effect on the market price of our common shares.

OUR CONTROLLING SHAREHOLDER, VERENIGING AEGON, WILL CONTINUE TO HOLD A LARGE PERCENTAGE OF OUR VOTING SHARES AFTER THIS OFFERING AND THE SECONDARY OFFERING BY VERENIGING AEGON, AND THEREFORE WILL RETAIN SIGNIFICANT INFLUENCE OVER OUR CORPORATE ACTIONS

As of August 31, 2002, Vereniging AEGON, our controlling shareholder, beneficially owned approximately 52% of our voting shares and thus held voting control over us. Upon completion of this offering and the concurrent transactions described in "Restructuring of Relationship with Vereniging AEGON" and "Description of the Offering", including the secondary offering planned by Vereniging AEGON, we expect that Vereniging AEGON will beneficially own approximately 33% of our voting shares. In addition, we will agree with Vereniging AEGON to amend its existing option agreement with us to reduce its ability to acquire our preferred shares upon issuance of new shares to maintain its voting power to an amount to be mutually agreed, which will not exceed the amount necessary to maintain its voting power at the level it will have immediately following this offering and the concurrent transactions described above in "Restructuring of Relationship with Vereniging AEGON". Consequently, although Vereniging AEGON will no longer control a majority of our voting shares, it will remain a significant shareholder and may have substantial influence on the outcome of corporate actions requiring shareholder approval, including:

o   adopting amendments to our articles of association; and

o approving a merger or consolidation, liquidation or sale of all or substantially all of our assets.

CURRENCY FLUCTUATIONS MAY ADVERSELY AFFECT THE TRADING PRICES OF OUR COMMON SHARES AND THE VALUE OF ANY DISTRIBUTIONS WE MAKE

Because our common shares listed on Euronext Amsterdam are quoted in euro and our common shares listed on the NYSE are quoted in U.S. dollars, fluctuations in exchange rates between the euro and the U.S. dollar may affect the value of your investment. In addition, we declare cash dividends in euro, but pay dividends on our New York Shares in U.S. dollars based on an exchange rate set the business day following the shareholder meeting approving the dividend. As a result, fluctuations in exchange rates may affect the value of the dividends you receive.

                                 CAPITALIZATION

The following table sets forth our consolidated capitalization (1) as of June 30, 2002 and (2) as of June 30, 2002, as adjusted to give effect to this offering and the related changes in our capital structure, including the increase in the additional paid-in capital on our preferred shares held by Vereniging AEGON. See "Restructuring of Relationship with Vereniging AEGON" and "Description of the Offering". It is important that you read this table in conjunction with, and it is qualified by reference to, "Selected Historical Financial Data" and the historical financial statements and related notes in our annual report on Form 20-F for 2001 filed with the U.S. Securities and Exchange Commission (SEC), including the section titled "Operating and Financial Review and Prospects", as well as in the information relating to our results for the six months ended June 30, 2002 furnished to the SEC on Form 6-K and incorporated by reference in this prospectus.

                                                           AS OF JUNE 30, 2002
                                                          ----------------------
                                                                     AS ADJUSTED
                                                                        FOR THIS
                                                                    OFFERING AND
                                                                       CHANGE IN
                                                                     OUR CAPITAL
                                                            ACTUAL     STRUCTURE
                                                         ---------  ------------
                                                         (IN MILLIONS OF (EURO))
Preferred shares(1)(2) ...............................          53            53
Common shares(2) .....................................         172           172
Surplus funds(3) .....................................      13,422             _
                                                         ---------  ------------
Shareholders' equity .................................      13,647             _
                                                         ---------  ------------
Perpetual cumulative subordinated loans ..............       1,517         1,517
Trust pass-through securities ........................         524           524
                                                         ---------  ------------
Capital securities ...................................       2,041         2,041

Subordinated debt ....................................         639           639
Senior debt related to insurance activities ..........       3,297         3,297
                                                         ---------  ------------
Total capital base ...................................      19,624             _
                                                         =========  ============
----------

(1)  Vereniging AEGON holds all of our issued preferred shares.

(2) On June 30, 2002, our authorized share capital consisted of 1,400,000,000 preferred shares and 2,600,000,000 common shares. On June 30, 2002, our issued share capital consisted of 440,000,000 preferred shares and 1,433,379,403 common shares, each par value (euro)0.12 per share. All of our issued shares are fully paid-up. As of June 30, 2002 we held 30,918,580 common shares in our treasury.

(3) The change in surplus funds results from a (euro)_ increase in paid-in capital on our preferred shares resulting from the offering and change in capital structure described in this prospectus.

We have published our results as of and for the six months ended June 30, 2002. We have not prepared any consolidated financial statements as of any date or for any period subsequent to June 30, 2002. Since June 30, 2002 global equity markets have declined. A decline in the value of our equity portfolio has a negative impact on surplus funds and reduces shareholders' equity. We included a sensitivity analysis in Item 11 of our annual report on Form 20-F for the year ended December 31, 2001 that indicated that a decrease in equity and real estate markets of 15% would result in a decrease in shareholders' equity of 7% to 8.5%. At June 30, 2002 shareholders' equity totaled (euro)13,647 million, compared to
(euro)15,292 million at December 31, 2001. The (euro)1,645 million decrease was due primarily to exchange rate differences of (euro)1,392 million and investment losses of (euro)759 million, offset by net income of (euro)763 million. Since June 30, 2002 there have been further declines in equity and real estate markets which have reduced the value of our equity and real estate portfolio. We have not prepared a sensitivity analysis since December 31, 2001, but we believe that the sensitivities at June 30, 2002 to decreases in equity and real estate markets would be lower than at December 31, 2001.

                 SELECTED HISTORICAL FINANCIAL DATA

In the table below, we provide you with our summary historical financial data. We have prepared this information using our consolidated financial statements for the five years ended December 31, 2001 and the six months ended June 30, 2001 and 2002. The financial statements for the five fiscal years ended December 31, 2001 have been audited by Ernst & Young Accountants, independent auditors. The selected consolidated financial data for the six months ended June 30, 2001 and 2002 have been derived from our unaudited consolidated financial statements, which have been prepared on the same basis as our audited financial statements and, in the opinion of our management, reflect all normal recurring adjustments necessary for a fair presentation of our financial position and results of operations as of the end of and for such periods. The results for the six months ended June 30, 2002 may not be indicative of the operating results to be expected for the entire year.

The consolidated financial statements are prepared in accordance with generally accepted Dutch accounting principles (Dutch accounting principles), which differ in certain significant respects from generally accepted accounting principles in the United States (U.S. GAAP). You can find a description of the significant differences between Dutch accounting principles and U.S. GAAP and a reconciliation of certain income statement and balance sheet items to U.S. GAAP in note 5 of the notes to our consolidated financial statements, which are incorporated by reference from our annual report on Form 20-F for the year ended December 31, 2001.

When you read this summary historical financial data, it is important that you read it in conjunction with, and it is qualified by reference to, the historical financial statements and related notes in our annual report on Form 20-F for 2001 filed with the SEC, including the section titled "Operating and Financial Review and Prospects", as well as in the information relating to our results for the six months ended June 30, 2002 furnished to the SEC on Form 6-K and incorporated by reference in this prospectus.

All per share amounts have been calculated based on the weighted average number of common shares outstanding after giving effect to all stock dividends and stock splits through June 30, 2002.

                                  AS OF AND FOR THE
                                   SIX MONTHS ENDED                                AS OF AND FOR THE
                                       JUNE 30,                                  YEAR ENDED DECEMBER 31,
                                 --------------------        -----------------------------------------------------------------
                                  2002          2001          2001           2000           1999          1998          1997
                                 ------        ------        ------         ------         ------        ------         -----
                                     (UNAUDITED)
                                                 (IN MILLIONS OF EURO, EXCEPT PER SHARE AMOUNTS AND RATIOS)
CONSOLIDATED INCOME
  STATEMENT INFORMATION:
Amounts based upon Dutch
  accounting principles(1)
Premium income ..............    11,219        10,958        21,578         20,771         14,980        11,550         9,532
Investment income ...........     4,857         4,900         9,933          9,612          6,690         5,003         4,001
Total revenues(2)(3) ........    16,266        16,051        31,895         30,707         22,374        17,179        14,207
Income before tax ...........       990         1,598         3,243          2,839          2,181         1,634         1,287
Net income(3) ...............       763         1,161         2,397          2,066          1,570         1,247         1,001
Net income per common
  share(4)
Net income ..................      0.55          0.87          1.76           1.57           1.28          1.08          0.90
Net income, fully diluted ...      0.55          0.87          1.75           1.55           1.26          1.06          0.88

Amounts based upon U.S. .....
  GAAP(1)
Premium income ..............      --            --          10,214          7,509          5,784         4,928         4,506
Investment income ...........      --            --          11,001         12,576          7,013         5,656         4,762
Total revenues(2)(3) ........      --            --          21,599         20,457         13,501        11,210         9,943
Income before tax ...........      --            --           1,199          3,254          1,950         1,928         1,826
Net income ..................      --            --             632          2,588          1,601         1,471         1,518
Net income per common
  share(4)
Basic .......................      --            --            0.46           1.97           1.31          1.28          1.36
Diluted .....................      --            --            0.46           1.94           1.29          1.25          1.33

CONSOLIDATED BALANCE
  SHEET INFORMATION:
Amounts based upon Dutch
  accounting principles(1)
Total assets ................   248,901       267,133       264,061        244,216        228,808       131,196       123,762
Technical provisions ........   206,102       223,579       220,523        206,097        190,145       102,959        95,447
Long-term liabilities
  (including current
  portion) ..................     7,874         7,335         7,855          6,528          5,735         3,891         5,434
Capital and reserves ........    13,647        15,639        15,292         12,844         13,543         7,934         8,227

Amounts based upon U.S.
  GAAP(1)
Total assets ................      --            --         299,603        281,580        262,694       138,083       130,705
Technical provisions ........      --            --         240,297        225,602        206,007       108,355       100,822
Long-term liabilities
(including current
  portion) ..................      --            --          12,197         15,749         14,770         3,804         5,338
Trust pass-through
  securities (TRUPS) and
  monthly income preferred
  stock (MIPS) ..............      --            --             584            553            512            87            96
Shareholders' equity ........      --            --          20,669         18,965         17,050         9,612         9,764

OTHER:
Life insurance in force .....      --            --       1,248,452      1,163,443        972,560       300,466       292,604
Investment income for
  the account of
  policyholders(2) ..........    (6,380)       (5,367)       (9,515)        (3,495)        13,533         8,466         6,523
Annuity deposits,
  including GIC/funding
  agreements(2) .............    15,642        13,232        26,381         25,506         17,445         6,723         4,679
Combined underwriting
  expense ratio(5) ..........      --            --             100%           102%           104%          104%          103%
Share capital ...............       225           223           224            215            216           185           193


NUMBER OF COMMON SHARES:
                                                                       (IN THOUSANDS)

Balance at January 1 ........ 1,422,253     1,350,524     1,350,524        668,426        583,180       289,863       265,234
Stock split .................      --            --            --          668,426           --         289,863          --
Issuance of shares ..........      --          55,000        55,000           --           82,546          --          22,264
Stock dividends .............    11,126        11,259        16,484         13,194          2,319         2,195         1,624
Exercise of options .........      --             245           245            478            381         1,259           741
Balance at end of period .... 1,433,379     1,417,028     1,422,253      1,350,524        668,426       583,180       289,863

---------------

(1) Our consolidated financial statements were prepared in accordance with Dutch accounting principles, which differ in certain respects from U.S. GAAP. See Note 5 to our consolidated financial statements for information concerning the differences between Dutch accounting principles and U.S. GAAP. Amounts based on U.S. GAAP are not available as of, and for the six month period ended, June 30, 2002.

(2) Excluded from the income statements prepared in accordance with Dutch accounting principles are receipts related to investment-type annuity products and investment income for the account of policyholders. In addition, universal life-type deposits are excluded from premium revenue in the income statements prepared in accordance with U.S. GAAP.

(3) Foreign currency items in the consolidated income statements have been converted at weighted average annual rates.

(4) Per share data have been computed in conformity with U.S. GAAP requirements. Such data are calculated based on the weighted average number of common shares outstanding after giving effect to all stock dividends and stock splits through June 30, 2002. Diluted per share data give effect to all dilutive securities.

(5) The combined underwriting expense ratio refers to general insurance and is the sum of the ratio of losses and loss adjustment expenses incurred to net premiums earned and the ratio of policy acquisition costs and other underwriting expenses to net premiums written. Our investment income in respect of general insurance is not taken into account when calculating this ratio. This ratio has been computed on a basis that is similar to that used in reporting to insurance regulatory authorities in the United States and is consistent with U.S. GAAP.



                               RECENT DEVELOPMENTS

On July 22, 2002 we announced that due to continued deteriorating financial market conditions and a weakened U.S. dollar we expected our annual 2002 earnings to be 30% to 35% lower compared to our 2001 earnings. That outlook was based on information from our second quarter and, barring unforeseen financial market circumstances, and included an average annual (euro)/U.S.$ rate of
(euro)1.00 = U.S.$0.95. See our Report on Form 6-K furnished to the SEC on August 12, 2002, which is incorporated by reference in this prospectus.

As a result of this announcement, the financial strength ratings of our principal operating companies were revised as follows:

                                          Standard & Poor's                     Moody's Investors Service
                                          -----------------                     -------------------------
AEGON USA .........................  AA+ on Credit Watch Negative           Aa3 on review for possible downgrade
Scottish Equitable ................  AA+ on Credit Watch Negative           Aa2 on review for possible downgrade
AEGON The Netherlands .............  AA+ on Credit Watch Negative                          --

                                  SHARE CAPITAL

DESCRIPTION OF SHARE CAPITAL

As of August 31, 2002, our total authorized share capital consisted of 2,600,000,000 common shares and 1,400,000,000 preferred shares, each with a par value of (euro)0.12 per share. At the same date, there were 1,433,379,403 common shares and 440,000,000 preferred shares issued, of which 30,918,580 common shares were held by us as treasury shares. All of our common shares are fully paid and not subject to calls for additional payments of any kind. Our common shares are held by shareholders worldwide in bearer or registered form. Holders of shares of New York registry hold their common shares in registered form (New York Shares) issued by our New York transfer agent on our behalf. New York Shares and bearer shares are exchangeable on a one-to-one basis and are entitled to the same rights, except that cash dividends are paid in U.S. dollars on New York Shares.

As of August 31, 2002, in The Netherlands 476,741,800 common shares were held in registered form. As of August 31, 2002, 117,261,582 common shares were held in the form of New York Shares.

As of August 31, 2002, Vereniging AEGON, our controlling shareholder, beneficially owned 100% of our outstanding preferred shares and approximately 37% of our outstanding common shares (excluding shares we hold as treasury shares), which give Vereniging AEGON beneficial ownership of approximately 52% of our voting shares and thus voting control over us. We and Vereniging AEGON are currently parties to an option agreement. The option agreement gives Vereniging AEGON the right to acquire our preferred shares in an amount necessary to prevent Vereniging AEGON's total voting power from being diluted to less than a majority resulting from new issuances of our common shares. We will amend this option agreement in connection with the changes in our capital structure described in "Restructuring of Relationship with Vereniging AEGON". The table below sets forth Vereniging AEGON's ownership of our common and preferred shares as of August 31, 2002.

                                                                Percent of Class
Title of Class                   Number Owned                     Outstanding(1)
--------------                   ------------                   ----------------
Common Shares ...............     521,974,055                              37.2%
Preferred Shares ............     440,000,000                               100%

----------

(1)  Excluding shares held by us as treasury shares.

We will enter into an agreement with Vereniging AEGON to repurchase from Vereniging AEGON the common shares we are offering. We will repurchase the common shares offered in this offering at a purchase price equal to the net proceeds of this offering, after payment of certain related expenses. Vereniging AEGON will contribute an amount equal to the net proceeds from our share repurchase as additional paid-in capital on our existing preferred shares, all of which it holds. We and Vereniging AEGON have agreed to set off our respective payment obligations to each other. Accordingly, no cash will be exchanged between us.

Upon completion of this offering and the other transactions described in "Restructuring of Relationship with Vereniging AEGON" and "Description of the Offering", including the secondary offering planned by Vereniging AEGON, we expect that Vereniging AEGON will beneficially own approximately 33% of our voting shares, including approximately 12% of our outstanding common shares, excluding treasury shares, and 100% of our preferred shares.

Vereniging AEGON and we have agreed, subject to conditions, to reduce further in the future the voting power of Vereniging AEGON. See "Restructuring of Relationship with Vereniging AEGON".

For the New York Shares, ANT Trust is the transfer agent in The Netherlands and Citibank, N.A. is the registrar and transfer agent in the United States.

DIVIDEND POLICY

Under Dutch law and our articles of incorporation, holders of our common shares are entitled to payment of dividends out of our profits remaining after the creation of a reserve account, if any. Our Executive Board may determine the dividend payment date for the common shares, which may vary for registered and bearer shares, the record date applicable to holders of registered common shares and, with the approval of our Supervisory Board, the currency or currencies in which dividends will be paid. With respect to common shares, we historically have declared both an interim dividend during the fiscal year and a final dividend after our shareholders have approved our annual accounts. Shareholders historically have been permitted to elect to receive dividends in cash or in common shares. We pay dividends on New York Shares in U.S. dollars, through Citibank, N.A., based on an exchange rate set the business day following the shareholder meeting approving the dividend.

The annual dividend on our preferred shares is calculated on the basis of the paid-in capital on the preferred shares using a rate equal to the European Central Bank's fixed interest percentage for basic refinancing transactions plus 1.75%, as determined on the first Euronext Amsterdam working day of the financial year to which the dividend relates. Accordingly, our annual dividend obligations on the preferred shares will increase. Applying the rate applicable in 2002 of 5.00% to the paid-in capital on the preferred shares following these transactions would result in an annual dividend of (euro)_, compared to an annual dividend of (euro)2,650,000 prior to these transactions. Dividends on the preferred shares payable for 2002 will be subject to a pro rata adjustment based on the weighted average paid-in capital during the year. Dividends on our preferred shares are paid annually, concurrently with the final dividend on common shares.

LISTING OF THE COMMON SHARES

The principal market for our common shares is Euronext Amsterdam. Our common shares are also listed on the NYSE and the Frankfurt, London, Tokyo stock exchanges as well as the SWX Swiss Exchange.

The table below sets forth, for the calendar periods indicated, the high and low sales prices of our common shares on Euronext Amsterdam and the NYSE. Share prices have been adjusted for all stock splits through June 30, 2002.

                                    EURONEXT       NEW YORK STOCK
                                    AMSTERDAM         EXCHANGE
                                    ((EURO))          (U.S.$)
                                ---------------   ---------------
                                 HIGH      LOW     HIGH     LOW
                                -----     -----   -----    -----
1997 ........................   20.59     11.93   22.69    15.28
1998 ........................   53.98     20.43   62.88    22.22
1999 ........................   55.83     34.13   65.06    34.81
2000 ........................   49.00     33.00   49.13    31.50
2001 ........................   45.10     21.25   41.81    19.69
2000
  First quarter .............   49.00     33.00   49.13    31.50
  Second quarter ............   45.25     36.20   42.75    34.25
  Third quarter .............   48.30     36.20   41.56    33.00
  Fourth quarter ............   48.89     41.67   43.00    35.38
2001
  First quarter .............   45.10     29.65   41.81    25.82
  Second quarter ............   38.48     29.80   34.08    26.40
  Third quarter .............   35.90     21.25   31.98    19.69
  Fourth quarter ............   32.14     26.38   28.78    23.88
2002
  First quarter .............   30.73     23.70   27.46    20.75
  Second quarter ............   28.80     17.85   25.16    17.97
March 2002 ..................   28.50     24.80   25.10    21.68
April 2002 ..................   28.80     25.25   25.16    22.80
May 2002 ....................   25.90     22.90   23.50    21.45
June 2002 ...................   23.39     17.85   21.81    17.97
July 2002 ...................   21.89     10.05   21.24     9.95
August 2002 .................   16.69     10.82   16.22    10.90
September 2002 (through
  September 13) .............   15.22     11.00   14.84    10.79

Trading on Euronext Amsterdam has been in euro since January 4, 1999. Prior year figures have been translated at a rate of (euro)1.00 = NLG 2.20371. On Euronext Amsterdam only bearer shares may be traded and on the NYSE only New York Shares may be traded.

On September 13, 2002, the noon buying rate for euro as reported by the Federal Reserve Bank of New York was (euro)1.00 = U.S.$0.9743 ((euro)1.0264 = U.S.$1.00). On that date, the closing price of the common shares on Euronext Amsterdam was (euro)11.00 and on the NYSE was U.S.$10.89.

                                 DUTCH TAXATION

For a description of the material Dutch tax consequences of owning our common shares, see "Taxation -- Taxation in The Netherlands" in the accompanying prospectus.

Recently legislation took effect in The Netherlands that provides that no exemption from, or refund or credit of, Dutch withholding tax on dividends is available to recipients of dividends that are not considered beneficial owners for Dutch tax purposes. The recipient of the dividend will not be considered the beneficial owner if:

o in connection with the receipt of the dividend, the shareholder has agreed, as part of one or more related transactions, to pass the dividend in whole or in part to the benefit of a person that would otherwise be subject to a less favorable exemption from or refund of dividend withholding tax than the recipient of the dividend; and

o the other person retains or acquires, directly or indirectly, an interest in the common shares on which the dividend was paid, comparable to the interest that person had before the related transactions were entered into.


                                  U.S. TAXATION

For a description of the material U.S. tax consequences of owning our common shares, see "Taxation -- Taxation in the United States" in the accompanying prospectus.

TAX CONSEQUENCES TO NON-U.S. HOLDERS -- INFORMATION REPORTING AND
BACKUP WITHHOLDING

If you provide the required tax certifications of exempt or foreign status, dividends received by you will generally be exempt from U.S. information reporting requirements and backup withholding.

Sales proceeds you receive on a sale of your common shares through a broker may be subject to information reporting and backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that is a "U.S. Controlled Person", and if payments of dividends on the common shares are made outside of the United States by a custodian, nominee or other agent of the holder that is a U.S. Controlled Person. For purposes of these rules, a "U.S. Controlled Person" is:

o    a "United States Person" for United States federal income tax purposes;

o a controlled foreign corporation for United States federal income tax purposes;

o a foreign person for which 50% or more of its gross income from all sources, over a specified three year period, is effectively connected with a U.S. trade or business; or

o a foreign partnership that, at any time in its taxable year, is 50% or more (by income or capital interest) owned by a United States Person or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a non-U.S. holder generally may be claimed as a credit against such holder's U.S. federal income tax liability provided the appropriate information is furnished to the U.S. Internal Revenue Service.

Non-U.S. holders should consult their own tax advisors concerning information reporting and backup withholding on a sale or dividend, as well as their qualification for any exemptions.

                              PLAN OF DISTRIBUTION

ABN AMRO Rothschild and Morgan Stanley & Co. International Limited are acting as joint global coordinators and joint bookrunners for the offering.

Under the terms and subject to the conditions contained in an underwriting agreement dated September _, 2002, in connection with this offering, the underwriters named below, for whom ABN AMRO Rothschild and Morgan Stanley & Co. International Limited are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of our common shares indicated below:

                                                                       NUMBER OF
                                                                          COMMON
NAME                                                                      SHARES
----                                                                   ---------
ABN AMRO Rothschild ..................................................         _
Morgan Stanley & Co. International Limited ...........................         _
                                                                        --------
Total ................................................................         _
                                                                        ========

The underwriters may elect to take delivery of all or a portion of the common shares purchased in the form of bearer shares or New York Shares.

The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. In addition, ABN AMRO Rothschild and Morgan Stanley & Co. International Limited, on behalf of the underwriters, have the right to terminate the underwriting agreement in certain circumstances prior to the closing of the offering. The underwriters are obligated to take and pay for all of the common shares offered hereby if any common shares are taken.

The offering of the common shares in the United States will be made by affiliates of the underwriters that are broker-dealers registered under the Securities Exchange Act of 1934.

The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the joint global coordinators to underwriters that may make Internet distributions on the same basis as other allocations.

In the agreement among underwriters, sales may be made between the underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold by the underwriters among themselves shall be the public offering price listed on the cover page of this prospectus, less an amount not greater than the per share amount of the concession to underwriters that will not exceed
(euro)_ a share in the case of bearer shares or U.S.$_ a share in the case of New York Shares.

The underwriters initially propose to offer part of the common shares directly to the public at the public offering price listed on the cover page of this prospectus. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives.

The following table shows the public offering price per bearer share and per New York Share, the total underwriting discount to be paid to the underwriters for the offering and our total proceeds before expenses from the offering:

                                     PER          PER
                                  BEARER     NEW YORK
                                   SHARE     SHARE(1)   TOTAL(2)
                                 -------     --------   --------
Public offering price .......    (euro)_       U.S.$_    (euro)_
Underwriting discount .......    (euro)_       U.S.$_    (euro)_
Proceeds to us, before
  expenses ..................    (euro)_       U.S.$_    (euro)_

----------

(1)  Translated at a rate of U.S.$_ per (euro)1.00.

(2)  Assuming all common shares are sold in the form of bearer shares.

In addition to underwriting discounts and commissions, the estimated offering expenses payable by us in connection with this offering are approximately U.S.$2,200,000. The following table details the estimated offering expenses payable by us:

SEC registration fee ...........................................  U.S.$1,000,000
Printing and engraving expenses ................................          75,000
Legal fees and expenses ........................................       1,000,000
Accounting fees and expenses ...................................          25,000
Transfer agent fees and expenses ...............................          10,000
Publicity and marketing ........................................          50,000
Miscellaneous ..................................................          40,000
                                                                  --------------
Total ..........................................................  U.S.$2,200,000
                                                                  ==============

Vereniging AEGON has agreed to bear our expenses related to this offering, except for any expenses incurred in connection with our SEC registration and any capital tax payable in connection with the contribution of additional paid-in capital with respect to the preferred shares.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Some of the underwriters and their affiliates are providing, have provided and may in the future provide investment banking services and financial services to us in the ordinary course of business and for which they will receive customary compensation. ABN AMRO Bank N.V., an affiliate of ABN AMRO Rothschild, is acting as the arranger of the Repo Facility and Back-up Facility with a syndicate of banks for Vereniging AEGON described in "Restructuring of Relationship with Vereniging AEGON". The proceeds of the secondary offering, together with the proceeds from Vereniging AEGON's new credit facility, will refinance Vereniging AEGON's existing indebtedness, including outstanding indebtedness owed to ABN AMRO Bank N.V.

LOCK-UP

We will agree that, without the prior written consent of ABN AMRO Rothschild and Morgan Stanley & Co. International Limited on behalf of the underwriters, we will not, during the period ending 90 days following the pricing of this offering:

o issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

o enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares whether any transaction described in the two clauses above is to be settled by delivery of common shares or such other securities, in cash or otherwise.

The restrictions described in the paragraph above do not apply to some circumstances, including:

o    the sale of common shares to the underwriters in this offering;

o the issuance or transfer by us of common shares upon the exercise of an option or a warrant or the conversion of a security outstanding at the date of this prospectus;

o    the issuance of common shares pursuant to our shareholder dividend policy;

o    the issuance of preferred shares to Vereniging AEGON; and

o the issuance of options on our common shares under our share option plans or ESOP and any common shares issuable upon the exercise of these options pursuant to our share option plans or ESOP existing on the date of this prospectus as well as related purchases and sales.

STABILIZATION

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may over-allot in connection with the offering, creating a naked short position in the common shares for their own account. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to cover over-allotments or to stabilize the price of the common shares, the underwriters may bid for, and purchase, common shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter for distributing the common shares in the offering, if the syndicate repurchases previously distributed common shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common shares above independent market levels which might otherwise prevail or retard a decline in the market price of the common shares, in either case for a limited period. The underwriters are not required to engage in these activities, may end any of these activities at any time and must end these activities after a limited period. To the extent required by applicable law, the foregoing activities will be conducted by Morgan Stanley & Co. International Limited, as stabilizing manager (and its agents), on behalf of the underwriters.

SELLING RESTRICTIONS

No action has been or will be taken in any jurisdiction, except in the United States, that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus or any other material relating to our company or the common shares, in any jurisdiction where action for that purpose is required.

Each underwriter has represented and agreed that:

o it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any common shares in circumstances in which section 21(1) of the FSMA does not apply to us; and

o it has complied, and will comply, with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

The common shares have not been and will not be registered under the Securities and Exchange Law of Japan (Law No. 25 of 1948 as amended), and may not be offered or sold, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other relevant laws and regulations of Japan.

The common shares will not be offered publicly, directly or indirectly, in Belgium at the time of the offering. This offering has not been notified to, and the offering documents have not been approved by, the Belgian Banking and Finance Commission. The common shares may only be sold in Belgium to professional investors as defined in article 3 of the Royal Decree of July 7, 1999 on the public nature of financial transactions acting for their account, and this prospectus may not be delivered or passed on to any other investors.

            WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports with and furnish other information to the SEC. You may read and copy any document that we have filed with or furnished to the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public through the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations.

As allowed by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that:

o incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

o we can disclose important information to you by referring you to those documents;

o information that we file with the SEC after the date of this prospectus supplement that is incorporated by reference in this prospectus supplement and the accompanying prospectus automatically updates and supersedes this prospectus supplement and the accompanying prospectus; and

o information that is more recent than is included in this prospectus supplement and the accompanying prospectus automatically updates and supersedes information in documents incorporated by reference with a date earlier than this prospectus supplement.

This prospectus supplement incorporates by reference our documents listed below:

o    Annual Report on Form 20-F for the fiscal year ended December 31, 2001;

o Report on Form 6-K furnished to the SEC on April 25, 2002 relating to appointments to our Executive and Supervisory Boards;

o    Report on Form 6-K furnished to the SEC on May 7, 2002;

o    Report on Form 6-K furnished to the SEC on May 14, 2002;

o    Report on Form 6-K furnished to the SEC on August 12, 2002;

o    Report on Form 6-K furnished to the SEC on September 6, 2002; and

o each of the following documents that we file with or furnish to the SEC after the date of this prospectus supplement from now until we terminate the offering of securities under this prospectus supplement, the accompanying prospectus and the registration statement:

     -- reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act, and

     -- reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.

These documents contain important information about us and our financial condition. You may obtain copies of these documents in the manner described above. You may also request a copy of these filings (excluding exhibits) at no cost by contacting us as follows:

Investor Relations                 Investor Relations
AEGON N.V.                         AEGON USA, Inc.
P.O. Box 202                       1111 North Charles Street
2501 CE The Hague                  Baltimore, MD 21201
The Netherlands                    USA
Tel: 011-31-70-344-8305            Tel: 1-410-576-4577
Fax: 011-31-70-383-2773            Fax: 1-410-347-8685
E-mail: groupir@aegon.nl           E-mail: ir@aegonusa.com

                             VALIDITY OF SECURITIES

Certain matters of United States law relating to the common shares offered through this prospectus supplement will be passed upon for us by Allen & Overy, New York, New York and London, England. Certain Dutch legal matters relating to the common shares will be passed upon for us by Allen & Overy, Amsterdam, The Netherlands. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, London, England and New York, New York.

                                     EXPERTS

Ernst & Young Accountants, independent auditors, have audited our consolidated financial statements and schedules included in our annual report on Form 20-F for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus supplement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young Accountants' report, given on their authority as experts in accounting and auditing.

                                     ANNEX A

                               TRANSACTION SUMMARY

--------------------------------------------------------------------------------

                              CAPITAL RESTRUCTURING

                         AEGON N.V. AND VERENIGING AEGON

EXPLANATORY NOTE: The proceeds to us of this offering will depend on both the offering price and the amount by which Vereniging AEGON's debt is reduced. This Annex A - Transaction Summary contains estimates of the proceeds of this offering and the level of increase of our capital that are based on the
(euro)11.00 closing price of our common shares on Euronext Amsterdam on September 13, 2002. Because both the number of common shares available to be offered by us as well as the price per share may change, the proceeds of this offering would be higher if the price per share in this offering is higher and lower if the price per share in this offering is lower.

                              TRANSACTION RATIONALE

--------------------------------------------------------------------------------

V Vereniging AEGON (the "Association") reduces leverage and creates a more stable asset base

V More balanced alignment of the Association's voting interest and capital contribution

V    AEGON strengthens equity capital

V Equity capital well in excess of self-imposed minimum of 70% of total capital

                                   HIGHLIGHTS

--------------------------------------------------------------------------------

KEY ELEMENTS:

V    Association to reduce debt by at least (euro) 1.5 bn to below (euro) 2.0 bn

V    Voting interest of Association reduced from 52% to +/-33%

V AEGON's equity capital increased by (euro) 2.35 bn* in a non-dilutive transaction

V    No new shares issued

*See explanatory note on page A-1.

                              TRANSACTION OVERVIEW

--------------------------------------------------------------------------------

CAPITAL RESTRUCTURING CONSISTS OF CONCURRENT TRANSACTIONS:

V    Association to sell 350 million AEGON common shares:

     v    partly offered directly in an offering outside US

     v partly purchased by AEGON and immediately sold in a US registered international offering to facilitate US distribution

V    Association will use the (euro) 3.85 billion* proceeds:

     v (euro) 2.35 bn* reinvested in AEGON through increase in the paid-in capital of existing AEGON preferred shares

     v    (euro) 1.5 bn to redeem debt*

*See explanatory note on page A-1.

                         SIMPLIFIED TRANSACTION OVERVIEW

--------------------------------------------------------------------------------

At least (euro)1.5 bn to debt redemption
       ^
       |
       |
------------------                                 ----------------------
                 |       [Y] existing AEGON        |
                 |       common shares for         |
                 |   ----US registered        ---> |
                 |       offering                  |
    Vereniging   |                                 |     AEGON
      AEGON      |                                 |
                 |       Increase in paid-in       |
                 |   <-- capital of           ---- |
                 |       preferred shares          |
-----------------                                  ----------------------
     |     ^                                          |    ^
     |     |                                          |    |
-------------------                                ----------------------
[X] existing AEGON|                                |[Y] existing AEGON
common shares     |                                |common shares in
offering outside  |                                |US registered
the US            |                                |International offering
------------------                                 ----------------------
     |     |                                          |    |
     |     |                                          |    |
     V     |     Cash proceeds                        V    |Cash proceeds
----------------------------------------------------------------------
                              Capital Markets
----------------------------------------------------------------------
                [X]+[Y] is 350 million common shares

                 TERMS OF THE COMMON SHARES OFFERING

--------------------------------------------------------------------------------

OFFERING OF 350 MILLION EXISTING COMMON SHARES

V    partly offered by AEGON using existing US shelf registration

V    partly offered by the Association outside the US under Regulation S


V    Total represents 25% of outstanding common shares

V    Lock-up AEGON: 90 days

V Vereniging AEGON has stated it does not have any intention to divest any further AEGON shares in the foreseeable future

V    Bookbuilding starts Monday, September 16, 2002

             TRANSACTION BENEFITS TO AEGON SHAREHOLDERS

--------------------------------------------------------------------------------

AEGON'S CAPITAL POSITION STRENGTHENED THROUGH COST-EFFECTIVE NON-DILUTIVE PREFERRED CAPITAL RAISING

V    No ownership dilution as no new common shares will be issued

V    Reduced voting rights of Association from 52% to +/-33%

V    Better aligns capital contributed and voting interest

V    Free float increases from 63% to 88%, resulting in:

     o    Increased liquidity of AEGON shares

     o    Increased index weightings

                            FINANCIAL IMPACT ON AEGON

--------------------------------------------------------------------------------

CAPITAL POSITION

V    Shareholders' equity + (euro) 2.35 bn / senior - (euro) 2.35 bn*

V    Equity capital component of total capital well above 70%

V    Positive impact on capital ratios


EARNINGS

V    Unchanged total shares outstanding, therefore no ownership dilution

V    Initially, lower interest expense of approximately (euro) 115 mn*


DIVIDENDS

V Preferred dividend increase by approximately (euro) 115 mn* based on ECB + 1.75% (currently 5.00%)

*See explanatory note on page A-1.

                 AEGON PRO FORMA OWNERSHIP STRUCTURE

--------------------------------------------------------------------------------

                                    AEGON
                                      |
                     ------------------------------------
                  |                                       |
           Vereniging AEGON                         Public/Others

BEFORE:                                BEFORE:
o 440 million pref. shares (100%)      o 880 million common shares (63%)
o 522 million common shares (37%)      o Voting rights 48%
o Voting rights 52%

AFTER:                                 AFTER:
o 440 million pref. shares (100%)      o 1,230 million common shares (88%)
o 172 million common shares (12%)      o Voting rights 67%
o Voting rights 33%

                  TRANSACTION IMPACT ON ASSOCIATION

--------------------------------------------------------------------------------

V    Debt reduced by at least (euro)1.5 bn to less than (euro) 2.0 bn

V    Reduced holding in common shares

V (euro) 2.35 bn* reinvested in AEGON through increase in preferred share paid-in capital which provides a stable asset base

V    Association remains largest AEGON shareholder

     o    33% voting interest

V    Committed lending agreement with banks

     o    (euro) 2.0 bn of bank facility with 3 year maturity

V    Long-term commitment to AEGON; maintain current holding of common shares

*See explanatory note on page A-1.

                               ROLE OF ASSOCIATION

--------------------------------------------------------------------------------

V    PREVIOUSLY:

     o Objective: balanced representation of the interests of AEGON NV and the company's stakeholders

     o Stated intention to hold approximately 40% of common shares and majority vote


V    AFTER TRANSACTION:

     o    Objective: unchanged

     o    Maintain post-transaction ownership of common shares

     o Long term intention to hold approximately 25% of voting rights; intention to propose to shareholders meeting in April 2003 further alignment of voting interest and capital contribution on preferred shares

                UPDATE ON AEGON OPERATING PERFORMANCE

--------------------------------------------------------------------------------

V    Earnings guidance for 2002 unchanged; we expect net earnings of
     (euro) 1.6 - 1.7 billion

V    Full year dividend for 2002 expected of (euro) 0.74 per share

V    New production trends of second quarter continued into third quarter

V    No additional large scale defaults such as Enron and WorldCom

V    Cost efficiency initiatives on track

            INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

--------------------------------------------------------------------------------

The statements in this Transaction Summary and in the accompanying prospectus that are not historical facts are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon us. There can be no assurance that future developments affecting us will be those anticipated by management. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risk and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, as well as the performance of financial markets and interest rates; (2) customer responsiveness to both new products and distribution channels; (3) competitive, legal, regulatory or tax changes that affect the distribution cost of or demand for our products; (4) acts of God; (5) terrorism and acts of war; (6) mortality, morbidity and other facts that may affect the profitability of our insurance products; (7) changes affecting currency exchange rates, including (euro)/U.S.$ and (euro)/(pound) exchange rates, and (8) our failure to achieve anticipated levels of earnings or operational efficiencies as well as other cost saving initiatives.

              [THIS PAGE IS INTENTIONALLY LEFT BLANK]

PROSPECTUS

                                   AEGON N.V.
              (a Netherlands public company with limited liability)

                                       and

                               AEGON FUNDING CORP.
                            (a Delaware corporation)

                                       and

                             AEGON FUNDING CORP. II
                            (a Delaware corporation)


                               U.S. $4,000,000,000

                                   ----------

AEGON N.V. may offer its common shares and senior or subordinated debt securities, including debt securities convertible or exchangeable into its common shares, for sale through this prospectus.

AEGON Funding Corp. and AEGON Funding Corp. II may offer senior or subordinated debt securities guaranteed by AEGON N.V. for sale through this prospectus.

We may offer these securities from time to time in one or more offerings with a total initial offering price of up to U.S. $4,000,000,000. We may also offer any combination of these securities.

We will provide the specific terms of the securities that we are offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this prospectus is October 22, 2001.

                                    CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Statements ................................................    3
About this Prospectus .....................................................    3
AEGON N.V .................................................................    3
AEGON Funding Corp. .......................................................    4
AEGON Funding Corp. II ....................................................    4
Where You Can Find More Information About Us ..............................    4
Financial and Exchange Rate Information ...................................    5
Enforcement of Civil Liabilities Against Foreign Persons ..................    6
Use of Proceeds ...........................................................    6
Ratios of Earnings to Fixed Charges .......................................    6
Description of Share Capital of AEGON N.V .................................    7
Description of Debt Securities ............................................   10
Taxation ..................................................................   17
Plan of Distribution ......................................................   29
Validity of Securities ....................................................   31
Experts ...................................................................   31

                           FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Except as required under the Federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements after they are made, whether as a result of new information, future events or otherwise.

Some of the important factors that could cause actual outcomes and results to differ materially from forward-looking statements we make may include factors described under "Risk Factors" in any related prospectus supplement, factors described in our other filings with the SEC and the following factors:

o changes in general economic conditions, particularly in the U.S., The Netherlands and the United Kingdom;

o     changes in performance of financial markets, including emerging markets;

o     the frequency and severity of insured loss events;

o     changes affecting mortality and morbidity levels and trends;

o     changes affecting interest rate levels;

o changes affecting currency exchange rates, including the euro/U.S. dollar and euro/pound sterling exchange rates;

o increasing levels of competition in the U.S., The Netherlands, the United Kingdom and emerging markets;

o     changes in laws and regulations;

o     regulatory changes relating to insurance industries;

o     acts of God, acts of terrorism and acts of war;

o     changes in policies of central banks and/or foreign governments; and

o general competitive factors, in each case on a global, regional and/or national basis.

                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing the "shelf" registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us".

                                   AEGON N.V.

AEGON N.V. (AEGON), through its member companies we collectively refer to as the AEGON Group, is a leading international insurance group with its headquarters in The Hague, The Netherlands. Its shares are quoted on the stock exchanges of Amsterdam, Frankfurt, New York, London, Zurich and Tokyo. Ranked by market capitalization, total assets and profits, the AEGON Group is one of the world's ten largest listed insurance groups. The AEGON Group has major operations in the U.S., The Netherlands, the United Kingdom, Canada and Mexico. The AEGON Group is also present in Hungary, Spain, Belgium, Germany, Hong Kong, Italy, Luxembourg, the

Philippines and Taiwan, and has representative offices in China and India.
With roots dating back 150 years, the AEGON Group has extensive experience in the insurance industry. Crucial differences exist in local markets and for this reason the AEGON Group emphasizes a decentralized organization structure. Our operating companies, with knowledgeable and experienced local management and employees, market their own, unique products using tailored distribution channels.

Close to 90% of the AEGON Group's core business is life insurance and pension related savings and investment products. The AEGON Group is also active in accident and health insurance, property and casualty insurance and limited banking activities. Consistent with a policy of spreading risks to achieve reliable performance, the AEGON Group seeks to maintain a good balance of business within the AEGON Group, both geographically and among product groups. AEGON's headquarters are located at Mariahoeveplein 50, P.O. Box 202, 2501 CE The Hague, The Netherlands (telephone 011-31-70-344-3210; internet: www.aegon.com).

                               AEGON FUNDING CORP.

AEGON Funding Corp. (AFC) was incorporated on May 21, 1999 under the laws of the State of Delaware. AFC is an indirect wholly owned subsidiary of AEGON and has no subsidiaries of its own.

AFC was established as a financing vehicle to be used to raise funds for the U.S. subsidiaries of AEGON. AFC's registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the telephone number of this office is 1-302-658-7581.

                             AEGON FUNDING CORP. II

AEGON Funding Corp. II (AFC II) was incorporated on September 19, 2000 under the laws of the State of Delaware. AFC II is an indirect wholly owned subsidiary of AEGON and has no subsidiaries of its own.

AFC II was established as a financing vehicle to be used to raise funds for the U.S. subsidiaries of AEGON. AFC II's registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the telephone number of this office is 1-302-658-7581.

                 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

AEGON files annual reports with and furnishes other information to the Securities and Exchange Commission. You may read and copy any document filed with or furnished to the SEC by AEGON at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. AEGON's SEC filings are also available to the public through the SEC's web site at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations.

As allowed by the SEC, this prospectus does not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows AEGON to "incorporate by reference" information into this prospectus, which means that:

o     incorporated documents are considered part of this prospectus;

o AEGON can disclose important information to you by referring you to those documents;

o information that AEGON files with the SEC after the date of this prospectus that is incorporated by reference in this prospectus automatically updates and supersedes this prospectus; and

o information that is more recent than is included in this prospectus automatically updates and supersedes information in documents incorporated by reference with a date earlier than this prospectus.

o This prospectus incorporates by reference the documents of AEGON listed below:

o     Annual Report on Form 20-F for the fiscal year ended December 31, 2000;

o     Report on Form 6-K dated April 6, 2001;

o     Report on Form 6-K dated May 3, 2001;

o     Report on Form 6-K dated May 4, 2001;

o     Report on Form 6-K dated May 21, 2001;

o     Report on Form 6-K dated May 30, 2001;

o     Report on Form 6-K dated May 31, 2001;

o     Report on Form 6-K dated June 19, 2001;

o     Report on Form 6-K dated July 3, 2001;

o     Report on Form 6-K dated August 10, 2001;

o     Report on Form 6-K dated September 25, 2001;

o     Report on Form 6-K dated October 4, 2001;

o     Report on Form 6-K/A dated October 11, 2001; and

o each of the following documents that AEGON files with or furnishes to the SEC after the date of this prospectus from now until we terminate the offering of securities under this registration statement:

      -- reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act, and

      -- reports filed on Form 6-K that indicate that they are incorporated by reference in this prospectus.

These documents contain important information about the AEGON Group and our financial condition. You may obtain copies of these documents in the manner described above. You may also request a copy of these filings (excluding exhibits) at no cost by contacting us as follows:

Investor Relations               Investor Relations
AEGON N.V.                       AEGON USA, Inc.
P.O. Box 202                     1111 North Charles Street
2501 CE The Hague                Baltimore, MD 21201
The Netherlands                  USA
Tel: 011-31-70-344-8305          Tel: 1-410-576-4577
Fax: 011-31-70-383-2773          Fax: 1-410-347-8685
E-mail: groupir@aegon.nl         E-mail: ir@aegonusa.com

No person is authorized to give any information or represent anything not contained in this prospectus and the accompanying prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. The AEGON Group's business, financial condition, results of operations and prospects may have changed since that date.

AFC and AFC II do not, and will not, file separate reports with the SEC.

                    FINANCIAL AND EXCHANGE RATE INFORMATION

Except as otherwise noted, we present the financial statement amounts in this prospectus and in the documents incorporated by reference in this prospectus in accordance with generally accepted accounting principles in The Netherlands (Dutch GAAP), which differ in significant respects from generally accepted accounting principles in the U.S. (U.S. GAAP). For a discussion of the principal differences between Dutch GAAP and U.S. GAAP relevant to AEGON, see Note 5 to AEGON's audited consolidated financial statements included in AEGON's Annual Report on Form 20-F for the fiscal year ended December 31, 2000, and Note 3 to AEGON's unaudited financial statements contained in AEGON's report on Form 6-K/A dated October 11, 2001, which are incorporated by reference in this prospectus.

We have derived the financial data in this prospectus presenting year-end figures from audited financial statements of AEGON. We have derived all financial data in this prospectus presenting interim figures from unaudited financial statements.

As used in this prospectus, "NLG" and "guilder" refer to the Dutch guilder, "dollar" and "$" refer to the U.S. dollar and "euro" refer to the unified currency that was introduced in connection with the European Economic and Monetary Union in The Netherlands and the other participating member states of the European Union on January 1, 1999. AEGON adopted the euro as its reporting currency beginning January 1, 1999. Effective January 1, 1999, the official euro/guilder exchange rate was fixed at a rate of euro 1.00 = NLG 2.20371. AEGON's financial statements for fiscal years prior to fiscal 1999 and certain other data included in this prospectus were originally stated in guilders, but have been translated to euros using this fixed exchange rate.

           ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

AEGON is a Netherlands corporation. A substantial number of the directors and management of AEGON, AFC and AFC II and certain of the experts named in this prospectus are residents of The Netherlands or other countries outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon AEGON or such persons with respect to matters arising under U.S. Federal securities laws or to enforce against them judgments of courts of the United States predicated upon civil liability under the Federal securities laws. Because of the absence of a convention between the United States and The Netherlands providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters, it is uncertain whether a court in The Netherlands, in original actions or in actions for enforcement of judgments of United States courts, will find liability or enforce judgments predicated solely upon the Federal securities laws. Judgments of United States courts may be enforced by courts in The Netherlands only if such courts independently determine that fairness and good faith require such enforcement and that such enforcement does not contravene principles of pubic policy of The Netherlands. AEGON has consented to service of process in New York City for claims based upon the indenture, the debt securities and the guarantees described under "Description of Debt Securities".

                                 USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the proceeds from the sale of securities offered through this prospectus for the AEGON Group's general corporate purposes, which include financing our operations, debt repayment and refinancing, capital expenditures and acquisitions. The specific purpose of any individual issuance of securities will be described in the applicable prospectus supplement.

                       RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows AEGON's historical ratios of earnings to fixed charges for the periods indicated, computed in accordance with Dutch GAAP and U.S. GAAP.

                     Six months
                          ended
                        June 30,
                           2001          Year ended December 31,
                    (unaudited)                (audited)
                    -----------   ----------------------------------
                                  2000    1999    1998   1997   1996
                                  ----    ----    ----   ----   ----
Dutch GAAP .......          4.8    4.6     3.9     3.2    2.7    2.5
U.S. GAAP ........          4.1    5.1     3.6     3.6    3.5    2.3


CALCULATION OF RATIOS

The data used to prepare the ratios have been derived from our consolidated financial statements.

For purposes of these tables, "earnings" means income before tax plus fixed charges.

"Fixed charges" are calculated by adding:

(1)   interest expensed and capitalized; and

(2) amortized premiums, discounts and capitalized expenses related to indebtedness.

                  DESCRIPTION OF SHARE CAPITAL OF AEGON N.V.

The following is a summary of the terms of AEGON's share capital, including brief descriptions of provisions contained in AEGON's articles of incorporation, as last amended on May 30, 2000. These summaries and descriptions do not purport to be complete statements of these provisions.

SHARE CAPITAL

As of June 30, 2001, the total authorized capital stock of AEGON consisted of 2,600,000,000 common shares and 1,400,000,000 preferred shares, each par value euro 0.12 per share. At the same date, there were 1,417,027,697 common shares and 440,000,000 preferred shares issued, of which 31,178,080 common shares were held by AEGON as treasury shares.

All of AEGON's issued common shares are fully paid and not subject to calls for additional payments of any kind. AEGON's common shares are held by shareholders worldwide in bearer and registered form. Holders of shares of New York registry hold their common shares in registered form (New York Shares).

As of June 30, 2001, 549,684,370 common shares were registered in AEGON's registry in The Netherlands, of which 517,271,586 common shares were held by Vereniging AEGON, AEGON's controlling shareholder. As of that date 132,286,231 shares were held as New York Shares. The balance of the issued common shares was held in bearer form.

DIVIDENDS

Under Dutch law and AEGON's articles of incorporation, the holders of AEGON common shares are entitled to payment of dividends out of the profits remaining after the creation of a reserve account, if any. The Executive Board of AEGON may determine the dividend payment date for the common shares and preferred shares, which may vary for registered and bearer shares, the record date for payment applicable to holders of registered common shares and, with the approval of the AEGON's Supervisory Board, the currency or currencies in which dividends will be paid. For dividends on New York Shares, AEGON may make payment in U.S. dollars. With respect to common shares, AEGON typically declares both an interim dividend during the fiscal year and a final dividend after the shareholders have approved AEGON's annual accounts. These dividends typically may be paid in cash or common shares at the option of the shareholder.

Preferred dividends are payable on the capital actually paid in on the preferred shares, and each such dividend, on an annual basis, is equal to the European Central Bank's fixed interest percentage for basic refinancing transactions, increased by 1.75%, as determined on the first Euronext Amsterdam working day of the financial year to which the dividend relates.

VOTING RIGHTS

All holders of AEGON common shares and preferred shares are entitled to attend personally or by proxy any general meeting of shareholders upon compliance with the procedures described below. Each holder of common shares or preferred shares is entitled to one vote for each share held by him and represented at the meeting.

A general meeting of shareholders is required to be held not later than June 30 in each year. General meetings of shareholders are called by AEGON's Supervisory Board or AEGON's Executive Board and are required to be held in The Hague, The Netherlands or certain other cities in The Netherlands. In order to attend a general meeting of shareholders, holders of bearer shares must produce evidence that such shares were held on a date specified in the notice of the meeting. Holders of registered shares must be listed on a date specified in the notice of the meeting as being the holders of shares in a register, irrespective of whether or not they are the owners of such shares on the date of the meeting.

Action is taken at general meetings by an absolute majority of the votes cast unless a larger majority is explicitly provided by law or by the articles of incorporation.

AEGON may not vote shares held by it as treasury shares.

CONTROL OF AEGON N.V.

Vereniging AEGON. As of June 30, 2001, Vereniging AEGON held 100% of the outstanding preferred shares and 37.3% of the outstanding common shares (excluding shares held by AEGON as treasury shares). These holdings give Vereniging AEGON 52.4% of AEGON's voting shares and thus voting control of AEGON. Vereniging AEGON is a membership association under Dutch law. One of the principal characteristics of a membership association is that it has no share capital. The major objective of Vereniging AEGON is to promote the direct and indirect interests of AEGON Group companies, as well as insured parties, employees, shareholders and other relations of those companies. Vereniging AEGON expects to achieve its objective by, among other things, maintaining and executing voting control of AEGON. The table below shows the ownership percentage of Vereniging AEGON as of June 30, 2001.

                                                      Percent of
                                           Number          Class
Title of Class                              Owned    Outstanding
-------------------------------       -----------    -----------
Common Shares .................       517,271,586          37.3%
Preferred Shares ..............       440,000,000           100%


Vereniging AEGON has two administrative bodies: the general membership and executive committee. The general membership currently consists of 20 individuals who were elected as members of Vereniging AEGON. Of these 20 individuals, 16 represent a broad cross-section of Dutch society, and are called elected members. Of the other four members of the general membership, two are elected from the AEGON Supervisory Board and two are elected from the AEGON Executive Board. No employee (or former employee) of AEGON or its subsidiaries may be elected to the general membership.

Appointment of the AEGON Supervisory Board and Executive Board. AEGON has a two-tier management system consisting of an executive board and a supervisory board. Members of the Supervisory Board and the Executive Board are appointed by the Supervisory Board. The number of members of the Supervisory Board is determined from time to time by the Supervisory Board but may not consist of less than seven members. Reference is made to "Item 6. Directors, Senior Management and Employees" in AEGON's Annual Report on Form 20-F for the year ended December 31, 2000.

Shareholder Proposals. Proposals by shareholders are required to be placed on the agenda of a general meeting of shareholders, but only if such proposals have been signed by the holder or holders of at least 0.1% of the total capital issued and are submitted in writing to AEGON at least two months and not more than three months prior to the meeting, unless in the opinion of the Supervisory Board and the Executive Board there are important company interests that should prevent this from happening.

Amendment of Articles. AEGON's articles of incorporation may be amended at any general meeting of shareholders where at least 50% of the issued capital is represented, by an absolute majority of the votes cast. If the required quorum is not represented at the shareholder meeting, the amendment may be approved at a subsequent meeting to be called and held within four weeks with the same required vote, but without such quorum requirement. Any amendment of the articles of incorporation must have been proposed by the Executive Board and approved by the Supervisory Board.

Annual Accounts. The Supervisory Board adopts annually AEGON's annual accounts with respect to the previous calendar year, accompanied by a certificate of an independent accountant certifying such annual accounts. The annual accounts are submitted for approval to the annual general meeting of shareholders by the Executive Board, and the Executive Board is also required to present to the annual general meeting of shareholders a report of management with respect to the previous calendar year.

LIQUIDATION RIGHTS

In the event of the liquidation of AEGON, the general meeting of shareholders determines the remuneration of the liquidators and of the members of the Supervisory Board. The assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed first to the holders of preferred shares in the amount of their paid-in capital. The amount left after such payment will be distributed to the holders of common shares.

PREEMPTIVE RIGHTS

Except in certain instances prescribed by law, the holders of common shares have preemptive rights on a pro rata basis to purchase any common shares to be issued. Holders of preferred shares, as such, have no preemptive rights in respect of any common shares.

Preemptive rights in respect of common shares may be limited or precluded by a resolution approved by the general meeting of shareholders. See "Issuance of Additional Shares" below. In the notice of the meeting, the reasons for the proposal to limit or preclude the preemptive rights in respect of common shares and the intended issue price must be explained in writing. Preemptive rights may also be limited or precluded by the Executive Board if a resolution is approved by a general meeting of shareholders that confers this power on the Executive Board for a maximum of five years. This power may from time to time be extended, but never for a period longer than five years. A resolution approved at the general meeting of shareholders or taken by the Executive Board to limit or preclude the preemptive rights in respect of common shares requires the approval of the Supervisory Board. If AEGON makes a rights offering to the holders of common shares, the rights of holders of New York Shares to exercise the rights offered may be subject to a restriction that permits AEGON to sell those rights in a manner to be determined by the Executive Board and to remit the cash proceeds of that sale to the holders of New York Shares if the additional common shares are not registered under the Securities Act of 1933.

ISSUANCE OF ADDITIONAL SHARES

Shares of AEGON's authorized but unissued capital stock may be issued at such times and on such conditions as may be determined at a general meeting of shareholders or by the Executive Board if authorized by the shareholders. At the general meeting of shareholders held on May 3, 2001, the shareholders authorized the Executive Board for a period of three years effective January 1, 2002 subject to the approval of the Supervisory Board:

(a) to issue shares and grant rights to acquire shares up to the amount of AEGON's authorized capital; and

(b) to limit or exclude shareholders' preemption rights with regard to the issuance of shares and rights to acquire shares.

The Supervisory Board subsequently approved this authorization. At the same general meeting, the shareholders revoked a similar authorization to the Executive Board granted at the general meeting of shareholders held May 4, 2000. In respect of the issuance of common shares and the granting of rights to acquire shares without preemption rights, the authority given under clause(a) is limited to common shares with an aggregate par value of:

o 1% of the capital, if the issuance is to employees or management of any AEGON Group company pursuant to an option plan that has been instituted for the entire AEGON Group;

o     10% of the capital; and

o 20% of the capital, if the issuance occurs in connection with the acquisition of an enterprise or a corporation.

For the purposes of this paragraph, the term "capital" means the par value amount of the common share capital issued at the moment this authority is used for the first time in a certain year. The authorizations described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the Executive Board that has been approved by the Supervisory Board.

REPURCHASE BY AEGON OF ITS SHARES

Subject to certain restrictions contained in the laws of The Netherlands and AEGON's articles of incorporation, the Executive Board may cause AEGON to purchase its own shares, provided that the total number of shares so repurchased may not exceed, in the aggregate, 10% of the issued capital. These purchases may be made only upon authorization by the general meeting of shareholders, which authorization is valid for a maximum of 18 months and must include the number of shares to be acquired, the way in which they may be acquired and the minimum and maximum purchase price. At the general meeting of shareholders held May 3, 2001, the shareholders authorized the Executive Board for a period of 18 months to acquire shares up to the maximum number allowed by law and AEGON's articles of incorporation, for a consideration not to exceed 10% of the quoted local market price.

CERTIFICATES FOR COMMON SHARES AND THEIR TRANSFER

Certificates evidencing common shares are issuable, subject to the restrictions described below, in bearer or registered form, as the holder may elect. Certificates issued by the New York registrar are in registered form and are printed in the English language. Bearer shares are evidenced by certificates printed only in the Dutch language. Common shares in bearer form and New York Shares may be held by residents as well as non-residents of The Netherlands. Only common shares in bearer form may be traded on Euronext Amsterdam and the London, Frankfurt, Tokyo and Zurich stock exchanges. Only New York Shares may be traded on the New York Stock Exchange.

Upon presentation of a bearer certificate to AEGON's Dutch transfer agent, accompanied by a request that the shares evidenced by that certificate be transferred to New York Shares, the Dutch transfer agent will cancel the bearer shares and will instruct AEGON's New York transfer agent to issue a New York Share certificate evidencing those shares. Similarly, upon presentation to the New York transfer agent of New York Shares accompanied by an appropriate request, the New York transfer agent will cancel those New York Shares and will instruct the Dutch transfer agent to issue a bearer share certificate evidencing those shares.

Transfers of common shares in bearer form are accomplished by delivery of the share certificates. New York Shares may be transferred on the books of AEGON at the office of the New York transfer agent by surrendering the New York Shares with the deed of transfer on the New York Shares or in a separate instrument completed in full and signed by the transferor. Upon surrender, AEGON, acting through its New York transfer agent, will either note the transfer on the surrendered New York Shares or issue replacement New York Shares registered in the name of the new owner. In addition, a shareholder is entitled, upon written request to AEGON and the surrender for cancellation of any share certificate previously issued, to have his name entered in the register of shareholders with respect to the shares owned by him and to receive, in lieu of a certificate, a non-negotiable declaration of registration of those shares.

                         DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. Each time that we issue debt securities pursuant to this prospectus we will file a prospectus supplement with the Securities Exchange Commission that you should read carefully. The prospectus supplement may contain additional terms of those debt securities. The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here. You should also read the indenture under which we will issue the debt securities, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

GENERAL

The debt securities will be issued by AEGON, AFC or AFC II, as the case may be, under an indenture with Citibank, N.A., unless specified otherwise in a prospectus supplement.

Any debt securities issued by AFC or AFC II will be guaranteed by AEGON.

The total principal amount of debt securities that can be issued under the indenture is unlimited. Except as otherwise provided in the prospectus supplement relating to a particular series of debt securities, the indenture does not limit the amount of other debt, secured or unsecured, that we may issue. We may issue the debt securities in one or more series.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

o     the issuer of the debt securities, AEGON, AFC or AFC II;

o     the price of the debt securities offered;

o     the title of the debt securities;

o     the total principal amount of the debt securities;

o the date or dates, if any, on which the principal of and any premium on the debt securities will be payable;

o any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

o     whether the debt securities are senior or subordinated debt securities;

o     the places at which payments of principal and interest are payable;

o the terms of any optional or mandatory redemption, including the price for the redemption;

o     any sinking fund provisions;

o whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

o any changes or additions to the events of default or covenants described in this prospectus;

o whether debt securities will be issued as discount securities and the amount of any discount;

o whether the debt securities will be represented by one or more global securities;

o whether the debt securities will be issued in registered or bearer form, and any restrictions that may apply;

o any terms for the conversion or exchange of the debt securities for other securities of AEGON Group companies or any other entity (including any related cash-out option); and

o     any other terms of the debt securities.

We have the ability under the indenture to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

The senior debt securities will be unsecured, unsubordinated indebtedness and will rank equally with all other unsecured and unsubordinated debt of their issuer. The subordinated debt securities will be unsecured indebtedness and will be subordinated in right of payment to some existing and future debt of their issuer. See "Subordination" below.

Some of the debt securities may be sold at a substantial discount below their stated principal amount. These debt securities will either bear no interest or will bear interest at a rate which at the time of issuance is below market rates. U.S. Federal income tax consequences and other special considerations applicable to discounted debt securities are discussed below under "Taxation in the United States" and may be discussed further in the prospectus supplement relating to these debt securities.

GUARANTEES

If AFC or AFC II issues the debt securities, AEGON will fully and unconditionally guarantee the due and punctual payment of the principal of, any premium and any interest on those debt securities, when and as these payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of senior debt securities will constitute an unsecured, unsubordinated obligation of AEGON and will rank equally with all other unsecured and unsubordinated obligations of AEGON. The guarantees of subordinated debt securities will constitute an unsecured obligation of AEGON and will be subordinated in right of payment to all senior indebtedness of AEGON.

AEGON will (1) agree that its obligations under the guarantees will be as principal obligor and not merely as surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the guaranteed debt securities or the indenture and (2) waive any right to require a proceeding against AFC or AFC II, as the case may be, before its obligations under the guarantees shall become effective. See "Enforcement of Civil Liabilities Against Foreign Persons".

GOVERNING LAW

The debt securities, the indenture and the guarantees will be governed by and construed in accordance with the laws of the State of New York. The laws of the State of New York would not require the trustee to pursue or exhaust its legal and equitable remedies against AFC or AFC II, as the case may be, prior to exercising its rights under the guarantee relating to the guaranteed debt securities. We cannot assure you that a Dutch court would give effect to this provision. However, AEGON will waive any right to require a proceeding against AFC or AFC II before its obligations under the guarantees shall become effective. There are no limitations under the laws of The Netherlands or the articles of incorporation of AEGON on the right of non-residents of The Netherlands to hold the debt securities issued by AEGON.

FORM, EXCHANGE AND TRANSFER

Unless otherwise specified in the related prospectus supplement, the debt securities of each series will be issuable in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

Unless otherwise specified in the related prospectus supplement, any payments of principal, interest and premium on registered debt securities will be payable and, subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged, at any office or agency we maintain for such purpose, without the payment of any service charge except for any applicable tax or governmental charge.

GLOBAL SECURITIES

The debt securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless a global certificate is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee.

Unless otherwise indicated in any prospectus supplement, The Depositary Trust Company (DTC) will act as depositary. Beneficial interests in global certificates will be shown on records maintained by DTC and its participants, and transfers of global certificates will be effected only through these records.

DTC has provided us the following information, and we take no responsibility for its accuracy. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant's accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant, either directly or indirectly use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

Pursuant to DTC's procedures, upon the sale of debt securities represented by a global certificate to underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global certificate will be shown on DTC's records (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of the securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate may be limited.

We will wire to DTC's nominee principal and interest payments with respect to global certificates. We and the trustees under the indenture will treat DTC's nominee as the owner of the global certificates for all purposes. Accordingly, we, the trustee and the paying agent will have no direct responsibility or liability to pay amounts due on the global certificates to owners of beneficial interests in the global certificates.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their beneficial interests in the global certificates as shown on DTC's records. Payments by participants to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global certificates, as is the case with securities held for the account of customers registered in "street name". However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities of any series represented by a global certificate will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

o DTC notifies us that it is unwilling or unable to continue as depositary, or DTC is no longer eligible to act as depositary, and we do not appoint a successor depositary within 90 days; or

o we determine not to have the debt securities of a series represented by global certificates and notify the trustee of our decision.

PAYMENTS OF ADDITIONAL AMOUNTS

If the prospectus supplement for a particular series of debt securities so provides, the issuer or guarantor will make all payments on the debt securities of that series without withholding or deduction for any taxes, or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future by or on behalf of The Netherlands, in the case of AEGON, or the United States, in the case of AFC or AFC II, or any authority in The Netherlands or the United States, as applicable. In the event any Dutch, in the case of payments by AEGON, or United States, in the case of payments by AFC or AFC II, taxes or other charges are imposed on payments on any debt security of that series held by you, the issuer or guarantor will pay to you such additional amounts as may be necessary so that the net amounts receivable by you after any payment, withholding or deduction of tax or charge will equal the amounts of principal, any interest and any premium which would have been receivable on the debt security if there were no such payment, withholding or deduction; provided, however, that (a) in the case of payments by AEGON, the amounts with respect to any Dutch taxes shall be payable only to holders that are not residents in The Netherlands for purposes of its tax laws; and (b) in the case of payments by AFC or AFC II, the amounts with respect to any United States taxes shall be payable only to holders that are non-U.S. persons not resident in the United States, foreign corporations or certain trusts or estates not subject to taxes, for United States tax purposes, and provided further, that the issuer or guarantor shall not be required to make any payment of any additional amounts on account of:

o in the case of payments by AEGON, your being a resident of The Netherlands or having some connection with The Netherlands or United States (in the case of Dutch taxes) other than the mere holding of the debt security or the receipt of principal, any interest, or any premium on the debt security;

o in the case of payments by AFC or AFC II, your being a resident of the United States or having some connection with the United States (in the case of United States taxes) other than the mere holding of the debt security or the receipt of principal, and interest, or any premium on the debt security;

o your presentation of the debt security for payment more than 30 days after the later of (1) the due date for such payment or (2) the date we provide funds to make such payment to the trustee;

o any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

o any tax, assessment or other governmental charge payable other than by withholding from payments on the debt security;

o in the case of payments by AFC or AFC II, with respect to United States taxes, any tax imposed by reason of the holder's past or present status as a tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

o any tax, assessment or other governmental charge which would not have been imposed or withheld if the holder had declared his or her non-residence in The Netherlands, in the case of payments by AEGON, or the United States, in the case of payments by AFC or AFC II, or made a similar claim for exemption so that, upon making the declaration or the claim, the holder would either have been able to avoid the tax, assessment or charge or to obtain a refund of the tax, assessment or charge;

o any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any debt security, if such payment can be made without such withholding by any other paying agent; or

o     any combination of items above,

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security to any holder who is a fiduciary, a partnership or a beneficial owner and who is other than the sole beneficial owner of the payment to the extent the fiduciary or a member of the partnership or a beneficial owner would not have been entitled to any additional amount had it been the holder of the debt security.

TAX REDEMPTION

If the prospectus supplement for a particular series of debt securities so provides, the issuer or guarantor may redeem that series of debt securities before its maturity, in whole but not in part, if, at any time after the date of issuance of that series of securities, as a result of any:

o amendment to, or change in, the laws of The Netherlands, in the case of payments by AEGON, or the United States, in the case of payments by AFC or AFC II, or any political subdivision thereof; or

o change in the application or official interpretation of such laws or regulations,

where the amendment or change becomes effective after the date of the issuance of the series of debt securities, the issuer or guarantor become, or will become, obligated to pay any additional amounts as provided above under "Payments of Additional Amounts" and cannot reasonably avoid such obligation.

Before the issuer or guarantor may redeem debt securities of a particular series as provided above, the issuer or guarantor must deliver to the trustee at least 30 days, but not more than 60 days, prior to the date fixed for redemption:

o a written notice stating that the debt securities of a particular series are to be redeemed, specifying the redemption date and other pertinent information; and

o an opinion of independent legal counsel selected by us to the effect that, as a result of the circumstances described above, we have or will become obligated to pay any additional amounts.

The issuer or guarantor will give you at least 30 days', but not more than 60 days', notice before any tax redemption of a series of securities. On the redemption date, the issuer or guarantor will pay you the principal amount of your debt security, plus any accrued interest (including any additional amounts) to the redemption date.

CONVERSION OR EXCHANGE

The terms, if any, upon which debt securities of any series are convertible into or exchangeable for other securities will be set forth in the related prospectus supplement. These terms may include the conversion price, the conversion period, provisions as to whether conversion or exchange will be at the option of the holders of that series of debt securities or at our option, any events requiring an adjustment of the conversion price, provisions affecting conversion in the event of the redemption of such series of debt securities and other relevant provisions relating to those securities.

EVENTS OF DEFAULT

The following are defined as events of default with respect to securities of any series outstanding under the indenture, unless otherwise stated in the related prospectus supplement:

(a) failure to pay principal or premium, if any, on any debt security of that series when due, and continuance of such a default beyond any applicable grace period;

(b) failure to pay any interest on any debt security of that series when due, and continuance of such a default for a period of 30 days beyond any applicable grace period;

(c) failure to deposit any sinking fund payment, when due and continuance of such a default beyond any applicable grace period, on any debt security of that series;

(d) failure to perform any of our other covenants or the breach of any of the warranties in the indenture after being given written notice and continuance of such a default for a period of 90 days beyond any applicable grace period; and

(e) certain events in bankruptcy, insolvency or reorganization of AEGON, AFC or AFC II.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may accelerate the maturity of the debt securities of that series (or, such portion of the principal amount of such debt securities as may be specified in a prospectus supplement). If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may rescind and annul such acceleration. Because each series of debt securities will be independent of each other series, a default in respect of one series will not necessarily in itself result in a default or acceleration of the maturity of a different series of debt securities.

Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Subject to the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

A holder of debt securities of any series will not have any right to institute any proceeding with respect to the indenture unless:

o the holder previously gave written notice to the trustee of an event of default;

o the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

o the trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

The limitations described above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on that debt security on or after the applicable due date specified in that debt security.

We will be required to furnish to each trustee annually a statement by our officers as to whether or not we are in default in the performance of any of the terms of the indenture.

SUBORDINATION

The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior debt, as defined, including any senior debt securities. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the indenture applicable to that series including:

o the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

o the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

o the definition of senior debt applicable to the subordinated debt securities of that series.

In the event and during the continuation of any default in the payment of any senior debt continuing beyond any applicable grace period specified in the instrument evidencing that senior debt (unless and until the default shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the conversion or exchange, if applicable, of the subordinated debt securities may be made pursuant to the subordinated debt securities.

Upon payment or distribution of our assets to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings, the holders of our senior debt will be entitled to receive payment in full of all amounts due on the senior debt before any payment is made by us on account of principal, premium, if any, or interest, if any, on the subordinated debt securities.

By reason of this subordination, in the event of our insolvency, holders of subordinated debt securities may recover less, ratably, and holders of senior debt may recover more, ratably, than our other creditors. The indenture does not limit the amount of senior debt that we may issue.

LIMITATION ON LIENS

If so specified in a prospectus supplement relating to a series of debt securities, so long as any of the debt securities of that series remain outstanding, the issuer and its subsidiaries may not secure any indebtedness in respect of borrowed moneys having an original maturity of more than two years by granting security upon any of their present or future assets or revenues unless they effectively provide that the same or equal and ratable security (or other security acceptable to the trustee) is accorded to all debt securities of that series for so long as the secured indebtedness is so secured. This limitation does not apply to:

o security created over any shares in, assets of or securities owned by any subsidiaries that are not principally engaged in the business of life insurance and that do not contribute more than 10% of

     AEGON's total aggregate consolidated gross premium income as reflected in its most recent annual audited financial statements;

o security created in the normal course of the insurance business carried on in a manner consistent with generally accepted insurance practice for that insurance business;

o     security or preference arising by operation of any law;

o security over real property to secure borrowings to finance the purchase or improvement of that real property;

o security over assets existing at the time of the acquisition of those assets; and

o security not otherwise permitted by the above that secures borrowed money in an aggregate principal amount not exceeding 50% of AEGON's total aggregate consolidated indebtedness with an original maturity of more than two years.

DEFEASANCE

Unless otherwise indicated in the related prospectus supplement, we may elect, at our option at any time, to have the provisions of the indenture relating (a) to defeasance and discharge of indebtedness or (b) to defeasance of certain restrictive covenants apply to the debt securities of any series, or to any specified part of a series.

In order to exercise either option, we must irrevocably deposit, in trust for the benefit of the holders of those debt securities, money or U.S. government securities, or both, which, through the payment of principal and interest in accordance with their terms, will provide amounts sufficient to pay the principal of and any premium and interest on those debt securities on the respective stated maturities in accordance with the terms of the indenture and those debt securities. Any additional conditions to exercising these options with respect to a series of debt securities will be described in an applicable prospectus supplement.

If we meet all the conditions to clause(a) above and elect to do so, we will be discharged from all our obligations with respect to the applicable debt securities and if those debt securities are subordinated debt securities, the provisions relating to subordination will cease to be effective (other than obligations to register transfer of debt securities, to replace lost, stolen or mutilated certificates and to maintain paying agencies). We shall be deemed to have paid and discharged the entire indebtedness represented by the applicable debt securities and to have satisfied all of our obligations under the debt securities and the indenture relating to those debt securities.

If we meet all the conditions to clause(b) above and elect to do so, we may omit to comply with and shall have no liability in respect of certain restrictive covenants as described in the related prospectus supplement and, if those debt securities are subordinated debt securities, the provisions of the indenture relating to subordination will cease to be effective, in each case with respect to those debt securities.

MODIFICATION OF THE INDENTURE

Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders holding not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications or altering the provisions relating to the waiver of any past default, is effective against any holder without its consent. We and the trustee may also amend the indenture or any supplement to the indenture without the consent of the holders of any debt securities to evidence the succession or addition of another corporation to AEGON, AFC or AFC II, as the case may be, to evidence the replacement of the trustee with respect to one or more series of debt securities and for certain other purposes.

CONSOLIDATION, MERGER OR DISPOSITION OF ASSETS OF AEGON, AFC OR AFC II

We may not consolidate with or merge into, or sell or lease substantially all of our assets to any person unless:

o the successor person expressly assumes our obligations on the debt securities and under the indenture;

o immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

o any other conditions specified in the related prospectus supplement are met.

CONCERNING THE TRUSTEE

We and certain of our affiliates and subsidiaries may maintain deposit account and lines of credit and have other customary banking relationship with the trustee and its affiliates in the ordinary course of our and their respective businesses.

Pursuant to the Trust Indenture Act, should a default occur with respect to the debt securities constituting our senior debt securities or subordinated debt securities, the trustee would be required to resign as trustee with respect to the debt securities constituting either the senior debt securities or the subordinated debt securities under the indenture within 90 days of the default unless the default were cured, duly waived or otherwise eliminated or unless only senior debt securities or subordinated debt securities are outstanding under the indenture at the time of the default.

                                    TAXATION

TAXATION IN THE NETHERLANDS

General. The following describes the principal Dutch tax consequences of the acquisition, holding and disposal of common shares in AEGON or an interest in the debt securities. This summary does not purport to be a comprehensive description of all Dutch tax considerations that may be relevant to a decision to acquire, hold, convert or dispose of the common shares or the debt securities. EACH PROSPECTIVE INVESTOR SHOULD CONSULT A PROFESSIONAL TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMMON SHARES OR THE DEBT SECURITIES. THE DISCUSSION OF CERTAIN DUTCH TAXES BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY.

This summary is based on tax legislation, published case law, treaties, rules, regulations and similar documentation in force as of the date of this prospectus.

For the purposes of this discussion we have assumed that:

o AFC and AFC II are not residents, nor deemed to be residents, of The Netherlands for Dutch tax purposes;

o a corporate holder does not hold, directly or indirectly, an interest of 5% or more of the total issued capital of AEGON, and

o an individual holder, alone, or together with his or her partner (statutory defined term) or certain other related persons does not hold, directly or indirectly, (a) an interest of 5% or more of the total issued capital of AEGON or 5% or more of a certain class of AEGON's shares, (b) rights to acquire, directly or indirectly, such interest or (c) certain profit sharing rights in AEGON.

A holder that acquires an interest in excess of the thresholds mentioned above is strongly recommended to consult a professional tax adviser with respect to the Dutch tax consequences of an investment in the common shares.

COMMON SHARES OF AEGON.

DIVIDEND WITHHOLDING TAX

Dividends and other revenue from the common shares will be generally subject to Dutch dividend withholding tax at a rate of 25%. Dividends include:

o distributions in cash or in kind including deemed and constructive distributions;

o liquidation proceeds, proceeds on redemption of the common shares and, as a rule, the consideration for the repurchase of common shares by AEGON in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes, unless the repurchase is exempt on the basis of
      Article 4c of the Dividend Tax Act 1965;

o the par value of shares issued to a holder of common shares or an increase of the par value of common shares, except when the increase is funded out of AEGON's paid-in capital as recognized for Dutch dividend withholding tax purposes; and

o partial repayments of paid-in capital, if and to the extent there are net profits, unless the general meeting of the shareholders of AEGON has resolved in advance to make such repayment and provided that the nominal value of the common shares concerned has been reduced by an equal amount by way of an amendment of the articles of incorporation and the paid-in capital is recognized as capital for Dutch dividend withholding tax purposes.

In general, AEGON is required to remit all amounts withheld as Dutch dividend withholding tax to the Dutch tax authorities.

RESIDENTS OF THE NETHERLANDS

In general, the Dutch dividend withholding tax withheld with respect to dividend distributions will be creditable for Dutch income tax purposes for the beneficial owner thereof, or, subject to certain conditions, may be recoverable in whole or in part by the Dutch resident beneficial owner of such dividend.

AEGON can refrain from withholding dividend withholding tax on the portion of the proceeds from the common shares in respect of which the temporary special distribution tax (as discussed below) is applicable, if the recipient of proceeds from the common shares is a resident of The Netherlands.

On request and if certain conditions are met, a refund of the Dutch dividend withholding tax applies to Dutch qualifying pension funds, certain exempt entities and Dutch investment institutions as defined in Article 28 of the Corporate Income Tax Act 1969.

NON-RESIDENTS OF THE NETHERLANDS

If a holder is resident in a country other than The Netherlands and if a treaty for the avoidance of double taxation with respect to taxes on income is in effect between The Netherlands and such country, and the holder is the beneficial owner of the dividends and a qualifying resident for purposes of the treaty, the holder will, depending on the terms of the particular treaty, qualify for full or partial relief at source or for a refund (in whole or in part) of the Dutch dividend withholding tax.

Residents of the United States that qualify for, and comply with the procedures for claiming benefits under the income tax convention between The Netherlands and the United States (NL/US income tax treaty), generally are eligible for a reduction of up to 15% of the Dutch withholding tax on dividend income. The NL/US income tax treaty provides a complete exemption for dividends received by exempt pension trusts and exempt organizations, as defined therein. A holder of the common shares will qualify for benefits under the NL/US income tax treaty (subject to compliance with the procedures for claiming benefits) if the holder:

o is the beneficial owner of the common shares and the dividends paid on those common shares;

o     is resident in the United States;

o     is not also resident in another jurisdiction;

o does not hold the common shares in connection with the conduct of business in The Netherlands; and

o is an individual, an exempt pension trust or exempt organization (as defined in the NL/US income tax treaty), an estate or trust whose income is subject to U.S. taxation as the income of a resident, either in its hands or in the hands of its beneficiaries, or a corporation that is not subject to the treaty's limitation of benefits provision.

AEGON can refrain from withholding Dutch dividend withholding tax on the part of the dividend distribution in respect of which the distribution tax discussed below is applicable, if the recipient of the dividend distribution is a resident of The Netherlands, The Netherlands Antilles or Aruba, a member state of the European Union or a country with which The Netherlands has concluded a treaty for the avoidance of double taxation.

PROPOSED LEGISLATION

Recently, a proposal for legislation was announced that may affect the eligibility for an exemption, reduction or refund of the Dutch dividend withholding tax. The proposed legislation would have retroactive effect as of April 27, 2001. A recipient of a dividend on the common shares will not be entitled to an exemption, reduction or partial refund of Dutch dividend withholding tax if the recipient is not considered the beneficial owner of such dividend. This is the case if:

o the recipient of the dividend, in connection with the receipt of the dividend has incurred an obligation, as part of one or more related transactions, as a result of which the dividend in whole or in part has accrued or will accrue to the benefit of a person that is to a lesser extent entitled to an exemption, reduction or refund than the recipient of the dividend; and

o such person, other than the recipient of the dividend, retains or acquires, directly or indirectly, a comparable interest in the common shares on which the dividends are paid, as such person had before the related transactions were entered into.

DISTRIBUTION TAX

AEGON is subject to a temporary special distribution tax at a rate of 20% to the extent that any "excessive" dividends are distributed on the common shares in the period from January 1, 2001 up to and including December 31, 2005. This distribution tax is a corporate income tax, not a creditable or refundable withholding tax. For purposes of this distribution tax, dividends are considered to be "excessive" when during a particular calendar year, the total amount of dividends distributed exceeds the highest of the following three amounts:

o 4% of the market capitalization of AEGON at the beginning of the relevant calendar year;

o twice the amount of the average annual dividends (exclusive of extraordinary dividends) by reference to the three calendar years immediately preceding January 1, 2001; or

o     the adjusted statutory income of AEGON for the preceding book year.

The temporary special distribution tax is not levied insofar as the aggregate amount of dividend distributions during the period January 1, 2001 through December 31, 2005 is in excess of the balance of the fair market value of the net assets at the end of the fiscal year that ended prior to January 1, 2001 reduced by the paid-in capital recognized for Dutch tax purposes.

The distribution tax due is reduced pro rata for common shares that were held, at the time of the dividend distribution, for an uninterrupted period of three years, or as of September 14, 1999, by individuals or entities (other than investment institutions as defined in the Corporate Income Tax Act 1969) holding at least 5% of AEGON's nominal capital.

CORPORATE INCOME TAX AND INDIVIDUAL INCOME TAX

RESIDENTS OF THE NETHERLANDS

If a corporate holder is subject to Dutch corporate income tax, and the common shares are attributable to its business assets or deemed business assets, payments on the common shares and the gains realized upon the disposal of the common shares are taxable.

If an individual holder is resident or deemed to be a resident in The Netherlands for Dutch tax purposes (including an individual who has opted to be taxed as a resident of The Netherlands), payments on the common shares and gains realized upon the disposal of the common shares are taxable at the progressive rates of the Income Tax Act 2001, if:

(1) the holder of the common shares has an enterprise or an interest in an enterprise to which the common shares are attributable; or

(2) the payments and gains qualify as income from miscellaneous activities in The Netherlands within the meaning of Section 3.4 of the Income Tax Act 2001, which include the performance of activities with respect to the common shares that exceed "regular, active portfolio management" (normaal, actief vermogensbeheer).

If neither condition (1) nor (2) applies to an individual holder of common shares, the common shares will be included in the individual's yield basis. Consequently, actual payments on the common shares and the actual gains realized upon the disposal of the common shares will not be taxable. Instead, the holder of the common shares will be taxed at a flat rate of 30% on deemed income from "savings and investments" (sparen en beleggen) within the meaning of Section 5.1 of the Income Tax Act 2001. This deemed income amounts to 4% of the average of the individual's "yield basis" (rendementsgrondslag) within the meaning of
Article 5.3 of the Income Tax Act 2001 at the beginning of the calendar year, and the individual's yield basis at the end of the calendar year, insofar as the average exceeds a certain threshold.

NON-RESIDENTS OF THE NETHERLANDS

Dividend distributions on the common shares and capital gains realized upon the disposal of the common shares for a holder that is not resident nor deemed to be resident in The Netherlands for Dutch tax purposes (and, in the case of an individual holder, has not opted to be taxed as a resident of The Netherlands) are not taxable in The Netherlands, provided that:

o the holder does not have an enterprise or an interest in an enterprise that is carried on through a permanent establishment or a permanent representative in The Netherlands to which the common shares are attributable;

o the holder is not entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than by way of securities or through an employment contract, and to which enterprise the common shares are attributable; and

o with respect to an individual holder, the dividend distributions or capital gains do not qualify as income from miscellaneous activities in The Netherlands within the meaning of Section 3.4 of the Income Tax Act 2001, which include the performance of activities in The Netherlands with respect to the common shares that exceed "regular, active portfolio management" (normaal, actief vermogensbeheer).

GIFT AND INHERITANCE TAXES

RESIDENTS OF THE NETHERLANDS

Generally, gift and inheritance taxes will be due in The Netherlands in respect of an acquisition of the common shares by way of a gift by, or on the death of, an individual holder who, for the purposes of the Dutch gift and inheritance tax, is resident or deemed to be resident in The Netherlands at the time of the gift or his or her death.

An individual of Dutch nationality is deemed to be a resident of The Netherlands for the purposes of the Dutch gift and inheritance tax if he or she has been resident in The Netherlands during the 10 years preceding the gift or his or her death. An individual of any other nationality is deemed to be a resident of The Netherlands for the purposes of the Dutch gift and inheritance tax only if he or she has been residing in The Netherlands at any time during the 12 months preceding the time of the gift.

NON-RESIDENTS OF THE NETHERLANDS

No gift or inheritance taxes will arise in The Netherlands in respect of an acquisition of the common shares by way of gift by, or as a result of the death of, an individual holder who is neither resident nor deemed to be a resident of The Netherlands, unless:

o the individual holder at the time of the gift has, or at the time of his or her death had, an interest in a Dutch enterprise to which the common shares are or were attributable;

o the common shares are or were attributable to the assets of an enterprise that is effectively managed in The Netherlands and the donor is, or the deceased was, entitled, other than by way of securities or through an employment contract, to a share in the profits of that enterprise at the time of the gift or, as applicable, at the time of his or her death; or

o in the case of a gift of the common shares by an individual who at the date of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift, if at the time of his or her death such individual was a resident or deemed to be a resident of The Netherlands.

VALUE ADDED TAX (VAT)

In general, no Dutch VAT will arise with respect to the issuance of the common shares and with respect to dividend distributions, partial or complete repayment of paid-in capital or other payments and distributions on common shares.

CAPITAL TAX

Dutch capital tax will, in principle, be due by AEGON at the rate of 0.55% of the fair market value of any contribution to the capital of AEGON upon the issuance of the common shares.

OTHER TAXES AND DUTIES

No net wealth tax, registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in The Netherlands by a holder in respect of or in connection with the subscription, issue, placement, allotment or delivery of the common shares.

DEBT SECURITIES OF AEGON, AFC AND AFC II.

WITHHOLDING TAX

No Dutch withholding tax is due upon payments on the debt securities provided that, in the case of debt securities issued by AEGON, the payments do not depend, nor are deemed to depend, on profits or distributions of profits by AEGON.

CORPORATE INCOME TAX AND INDIVIDUAL INCOME TAX

RESIDENTS OF THE NETHERLANDS

If a holder of the debt securities is subject to Dutch corporate income tax and the debt securities are attributable to its business assets or its deemed business assets, payments on the debt securities and the gains realized upon the disposal of the debt securities will be taxable.

If a holder of the debt securities is an individual resident or deemed to be resident in The Netherlands for Dutch tax purposes (including an individual who has opted to be taxed as a resident of The Netherlands), payments on the debt securities and the gains realized upon the disposal of the debt securities will be taxable at the progressive rates of the Income Tax Act 2001, if:

(1) the holder of the debt securities has an enterprise or an interest in an enterprise, to which enterprise the debt securities are attributable; or

(2) such payments and gains qualify as income from miscellaneous activities in The Netherlands within the meaning of Section 3.4 of the Income Tax Act 2001, which include the performance of activities with respect to the debt securities that exceed "regular, active portfolio management" (normaal, actief vermogensbeheer).

If neither condition (1) nor (2) applies to an individual holder of the debt securities, the debt securities will be included in the individual's yield basis. Consequently, actual payments on the debt securities and the actual gains realized upon the disposal of the debt securities will not be taxable. Instead, the holder of the debt securities will be taxed at a flat rate of 30% on deemed income from "savings and investments" (sparen en beleggen) within the meaning of
Section 5.1 of the Income Tax Act 2001. This deemed income amounts to 4% of the average of the individual's "yield basis" (rendementsgrondslag) within the meaning of Article 5.3 of the Income Tax Act 2001 at the beginning of the calendar year and the individual's yield basis at the end of the calendar year, insofar as the average exceeds a certain threshold.

NON-RESIDENTS OF THE NETHERLANDS

A corporate holder and individual holder of the debt securities that is not resident nor deemed to be resident in The Netherlands for Dutch tax purposes (nor, in the case of an individual holder, has opted to be taxed as a resident of The Netherlands) is not taxable in respect of a payment on the debt securities or the gains realized upon the disposal of the debt securities, provided that:

o the corporate holder or individual holder of the debt securities does not have an interest in a Dutch enterprise to which Dutch enterprise the debt securities are attributable;

o the corporate holder or the individual holder of the debt securities is not entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than by way of securities or through an employment contract, and to which enterprise the debt securities are attributable; or

o in respect of an individual holder such payments and gains do not qualify as income from miscellaneous activities in The Netherlands within the meaning of Section 3.4 of the Income Tax Act 2001, which include the performance of activities in The Netherlands with respect to the debt securities that exceed "regular, active portfolio management" (normaal, actief vermogensbeheer).

GIFT AND INHERITANCE TAXES

RESIDENTS OF THE NETHERLANDS

Generally, gift and inheritance taxes will be due in The Netherlands in respect of an acquisition of the debt securities by way of a gift by, or on the death of, an individual holder who for the purposes of the Dutch gift and inheritance tax is resident or deemed to be resident in The Netherlands at the time of the gift or his or her death.

An individual of Dutch nationality is deemed to be resident in The Netherlands for the purposes of the Dutch gift and inheritance tax, if he or she has been resident in The Netherlands during the 10 years preceding the gift or his or her death. An individual of any other nationality is deemed to be resident in The Netherlands for the purposes of the Dutch gift and inheritance tax only if he or she has been residing in The Netherlands at any time during the 12 months preceding the time of the gift.

NON-RESIDENTS OF THE NETHERLANDS

No gift or inheritance taxes will arise in The Netherlands in respect of an acquisition of the debt securities by way of gift by, or as a result of the death of, an individual holder who is neither resident nor deemed to be resident in The Netherlands, unless:

o such individual holder at the time of the gift has or at the time of his or her death had, an interest in a Dutch enterprise to which Dutch enterprise the debt securities are or were attributable;

o the debt securities are or were attributable to the assets of an enterprise that is effectively managed in The Netherlands and the donor is or the deceased was entitled to a share in the profits of that enterprise, at the time of the gift or at the time of his or her death, other than by way of securities or through an employment contract; or

o in the case of a gift of the debt securities by an individual who at the date of the gift was neither a resident nor deemed to be a resident of The Netherlands, such individual dies within 180 days after the date of the gift, if at the time of his or her death such individual was a resident or deemed to be a resident of The Netherlands.

OTHER TAXES AND DUTIES

No capital duty, registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty, will be payable in The Netherlands by the corporate holder or the individual holder in respect of or in connection with the subscription, issue, placement, allotment or delivery of the debt securities.

PROPOSED EU SAVINGS DIRECTIVE

On July 18, 2001 the EU Commission published a proposal for a new directive regarding the taxation of savings income. It is proposed that, subject to a number of important conditions being met, member states will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to such payments. The proposed directive is not yet final, and may be subject to further amendment and clarification.

TAXATION IN THE UNITED STATES

General. This section summarizes the material U.S. tax consequences to beneficial holders of the common shares and the debt securities. This summary addresses only the U.S. Federal income tax considerations for holders that acquire the securities at their original issuance and hold the securities as capital assets. This summary does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. EACH PROSPECTIVE INVESTOR SHOULD CONSULT A PROFESSIONAL TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMMON SHARES OR THE DEBT SECURITIES. This summary does not address tax considerations applicable to a holder of security that may be subject to special tax rules including, without limitation, the following:

o     financial institutions;

o     insurance companies;

o     dealers or traders in securities or currencies;

o     tax-exempt entities;

o persons that will hold the securities as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for U.S. Federal income tax purposes;

o holders that own (or are deemed to own) 10% or more of the voting shares of the relevant issuer or guarantor; and

o     holders that have a "functional currency" other than the U.S. dollar.

Further, this summary does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of security.

This discussion does not cover every type of security that may be issued under this prospectus. If we intend to issue a security of a type not described in this summary, additional tax information will be provided in the prospectus supplement for the applicable security.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations and judicial and administrative interpretations, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

Each prospective investor should consult its own tax advisor with respect to the U.S. Federal, state, local and foreign tax consequences of acquiring, owning or disposing of the securities.

For the purposes of this summary, a "U.S. holder" is a beneficial owner of securities that is, for U.S. Federal income tax purposes:

o     a citizen or resident of the United States;

o a corporation, or other entity that is treated as a corporation for U.S. Federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia);

o an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

o a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership holds securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding securities should consult their tax advisor. A non-U.S. holder is a beneficial owner of securities that is not a U.S. holder.

TAX CONSEQUENCES TO U.S. HOLDERS.

COMMON SHARES OF AEGON

DISTRIBUTIONS

The gross amount of any distribution (including any amounts withheld in respect of Dutch withholding tax) actually or constructively received by a U.S. holder with respect to common shares will be taxable to the U.S. holder as a dividend to the extent of AEGON's current and accumulated earnings and profits as determined under U.S. Federal income tax principles. The U.S. holder will not be eligible for any dividends received deduction in respect of the dividend otherwise allowable to corporations. Distributions in excess of earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder's adjusted tax basis in the common shares. Distributions in excess of earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain from the sale or exchange of property. AEGON does not maintain calculations of its earnings and profits under U.S. Federal income tax principles. If AEGON does not report to a U.S. holder the portion of a distribution that exceeds earnings and profits, the distribution will generally be taxable as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

The amount of any distribution paid in currency other than U.S. dollars (a "foreign currency") including the amount of any withholding tax thereon, will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the foreign currencies calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the foreign currencies are converted into U.S. dollars. If the foreign currencies are converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend. If the foreign currencies received in the distribution are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the foreign currencies equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currencies will be treated as ordinary income or loss.

Dividends received by a U.S. holder with respect to common shares will be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. Subject to certain conditions and limitations, and subject to the discussion in the next paragraph, any Dutch income tax withheld on dividends may be deducted from taxable income or credited against a U.S. holder's Federal income tax liability. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by AEGON generally will constitute "passive income", or, in the case of some U.S. holders, "financial services income". In certain circumstances, a U.S. holder may be unable to claim foreign tax credits for foreign taxes imposed on a dividend if the U.S. holder (1) has not held the common shares for at least 16 days in the 30-day period beginning 15 days before the ex-dividend date, during which it is not protected from risk of loss; (2) is obligated to make payments related to the dividends; or (3) holds the common shares in arrangements in which the U.S. holder's expected profit, after non-U.S. taxes, is insubstantial.

In general, upon making a distribution to shareholders, AEGON is required to remit all amounts withheld as Dutch dividend withholding tax to the Dutch tax authorities and, in such circumstances, the full amount of the taxes so withheld would generally (subject to certain limitations and conditions) be eligible for the U.S. holder's foreign tax deduction or credit as described above. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE GENERAL CREDITABILITY OR DEDUCTIBILITY OF DUTCH WITHHOLDING TAXES.

A distribution of additional common shares to U.S. holders with respect to their common shares that is made as part of a pro rata distribution to all shareholders generally will not be subject to U.S. Federal income tax unless U.S. holders can elect that the distribution be payable in either additional common shares or cash. AEGON expects that U.S. holders would have this option upon each distribution. Accordingly, a distribution of additional common shares to U.S. holders with respect to their common shares where U.S. holders may elect that distribution be payable in additional common shares or cash will be taxable under the rules described above.

SALE OR OTHER DISPOSITION OF SHARES

A U.S. holder will generally recognize gain or loss for U.S. Federal income tax purposes upon the sale or exchange of common shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder's tax basis for those common shares. This gain or loss will be a capital gain or loss and will generally be treated as from sources within the United States, except that losses will be treated as foreign source to the extent the U.S. holder received dividends that were includible in the financial services income basket during the 24-month period prior to the sale. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TREATMENT OF CAPITAL GAINS (WHICH MAY BE TAXED AT LOWER RATES THAN ORDINARY INCOME FOR TAXPAYERS WHO ARE INDIVIDUALS, TRUSTS OR ESTATES THAT HAVE HELD THE COMMON SHARES FOR MORE THAN ONE YEAR) AND CAPITAL LOSSES (THE DEDUCTIBILITY OF WHICH IS SUBJECT TO LIMITATIONS).

If a U.S. holder receives foreign currency upon a sale or exchange of common shares, gain or loss, if any, recognized on the subsequent sale, conversion or disposition of such foreign currency will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, the U.S. holder generally should not be required to recognize any gain or loss on such conversion.

REDEMPTION OF COMMON SHARES

The redemption of common shares by AEGON will be treated as a sale of the redeemed shares by the U.S. holder (which is taxable as described above under "Sale or Other Disposition of Shares") or, in certain circumstances, as a distribution to the U.S. holder (which is taxable as described above under "Distributions").

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

A corporation organized outside the United States generally will be classified as a passive foreign investment company (PFIC) for U.S. Federal income tax purposes in any taxable year in which, after applying certain look-through rules, either: (1) at least 75% of its gross income is passive income, or (2) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. In arriving at this calculation, AEGON must also include a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions, but excludes any income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business. Based on AEGON's estimated gross income, the average value of AEGON's gross assets and the nature of AEGON's active insurance business, AEGON does not believe that it will be classified as a PFIC in the current taxable year. AEGON's status in any taxable year will depend on its assets and activities in each year and no assurances can be provided in that regard. If AEGON were treated as a PFIC in any year during which a U.S. holder owns common shares, certain adverse tax consequences could apply. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ANY PFIC CONSIDERATIONS.

DEBT SECURITIES OF AEGON, AFC AND AFC II.

INTEREST

Interest paid on the debt securities, other than interest on a discount note that is not qualified stated interest (each as defined below under "Original Issue Discount -- General"), will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, depending on the U.S. holder's method of accounting for U.S. Federal income tax purposes.

A U.S. holder utilizing the cash method of accounting for U.S. Federal income tax purposes that receives an interest payment denominated in a foreign currency will be required to include in income the U.S. dollar value of that interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

If interest on a debt security is payable in a foreign currency, an accrual basis U.S. holder is required to include in income the U.S. dollar value of the amount of interest income accrued on a debt security during the accrual period. An accrual basis U.S. holder may determine the amount of the interest income to be recognized in accordance with either of two methods. Under the first accrual method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second accrual method, the U.S. holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. If the last day of the accrual period is within five business days of the date the interest payment is actually received, an electing accrual basis U.S. holder may instead translate that interest expense at the exchange rate in effect on the day of actual receipt. Any election to use the second accrual method will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and will be irrevocable without the consent of the U.S. Internal Revenue Service.

A U.S. holder utilizing either of the foregoing two accrual methods will recognize ordinary income or loss with respect to accrued interest income on the date of receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security). The amount of ordinary income or loss will equal the difference between the U.S. dollar value of the interest payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined under the accrual method utilized by the U.S. holder).

Foreign currency received as interest on the debt securities will have a tax basis equal to its U.S. dollar value at the time the interest payment is received. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

Interest on the debt securities received by a U.S. holder will be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, the interest on the debt securities should generally constitute "passive income", or in the case of certain U.S. holders, "financial services income".

ORIGINAL ISSUE DISCOUNT

GENERAL

A debt security, other than a debt security with a term of one year or less (a short-term note), will be treated as issued at an original issue discount (OID, and a debt security issued with OID, a Discount Note) for U.S. Federal income tax purposes if the excess of the sum of all payments provided under the debt security, other than "qualified stated interest payments" (as defined below), over the issue price of the debt security is more than a "de minimis amount" (as defined below). "Qualified stated interest" is generally interest paid on a debt security that is unconditionally payable at least annually at a single fixed rate. The issue price of the debt securities will be the first price at which a substantial amount of the debt securities are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

In general, if the excess of the sum of all payments provided under the debt security other than qualified stated interest payments over its issue price is less than 0.25% of the debt security's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis OID" and the debt security is not a Discount Note. Unless the election described below under "Election to Treat All Interest as OID" is made, a U.S. holder of a debt security with de minimis OID must include such de minimis OID in income as stated principal payments on the debt security are made. The includible amount with respect to each such payment will equal the product of the total amount of the debt security's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the debt security.

A U.S. holder will be required to include OID on a discount debt security in income for U.S. Federal income tax purposes as it accrues calculated on a constant-yield method (described below) before the actual receipt of cash attributable to that income, regardless of the U.S. holder's method of accounting for U.S. Federal income tax purposes. Under this method, U.S. holders generally will be required to include in income increasingly greater amounts of OID over the life of Discount Notes. Investors should consult their own tax advisors to determine the U.S. Federal income tax implications of the constant-yield method and regarding the accrual of OID generally.

OID for any accrual period on a debt security that is denominated in, or determined by reference to, a foreign currency will be determined in that foreign currency and then translated into U.S. dollars in the same manner as interest payments accrued by an accrual basis U.S. holder, as described under "Interest" above. Upon receipt of an amount attributable to OID in these circumstances, a U.S. holder may recognize ordinary income or loss.

OID on a Discount Note will be treated as foreign source income for the purposes of calculating a U.S. holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, OID on a Discount Note should generally constitute "passive income" or, in the case of certain U.S. holders, "financial services income".

ACQUISITION PREMIUM

A U.S. holder that purchases a debt security for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price and that does not make the election described below under "Election to Treat All Interest as OID" will have acquisition premium. Investors should consult their own tax advisors regarding the U.S. Federal income tax implications of acquisition premium.

MARKET DISCOUNT

A debt security, other than a short-term note, will be treated as purchased at a market discount (a market discount note) if the debt security's stated redemption price at maturity or, in the case of a Discount Note, the debt security's "revised issue price", exceeds the amount for which the U.S. holder purchased the debt security by at least 0.25% of the debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity. If such excess is not sufficient to cause the debt security to be a market discount note, then such excess constitutes "de minimis market discount" and the debt security is not subject to the rules discussed in the following paragraphs. For these purposes, the "revised issue price" of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.

Any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on that debt security. Alternatively, a U.S. holder of a market discount note may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Market discount on a market discount note will accrue on a straight-line basis unless the U.S. holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked. A U.S. holder of a market discount note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to that debt security in an amount not exceeding the accrued market discount on that debt security until the maturity or disposition of that debt security.

ELECTION TO TREAT ALL INTEREST AS OID

A U.S. holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For the purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

In applying the constant-yield method to a debt security with respect to which this election has been made, the issue price of the debt security will equal its cost to the electing U.S. holder, the issue date of the debt security will be the date of its acquisition by the electing U.S. holder, and no payments on the debt security will be treated as payments of qualified stated interest. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a debt security with amortizable bond premium, then the electing U.S. holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible


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from gross income) held by the electing U.S. holder as of the beginning of the taxable year in which the debt security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

If the election to apply the constant-yield method to all interest on a debt security is made with respect to a market discount note, the electing U.S. holder will be treated as having made the election discussed above under "Original Issue Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. holder.

DEBT SECURITIES PURCHASED AT A PREMIUM

A U.S. holder that purchases a debt security for an amount in excess of its principal amount may elect to treat such excess as amortizable bond premium. If this election is made, the amount required to be included in the U.S. holder's income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. In the case of a debt security that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of foreign currency. At the time amortizable bond premium offsets interest income, a U.S. holder realizes exchange gain or loss (taxable as ordinary income or loss) equal to the difference between exchange rates at that time and at the time of the acquisition of the debt securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and is irrevocable without the consent of the IRS.

SALE, EXCHANGE OR RETIREMENT OF THE DEBT SECURITIES

A U.S. holder's tax basis in a debt security will generally equal its "U.S. dollar cost", increased by the amount of any OID or market discount included in the U.S. holder's income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount included in the U.S. holder's income with respect to the debt security (each as determined above), and reduced by the amount of any payments with respect to the debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on the debt security. The "U.S. dollar cost" of a debt security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on (1) the date of purchase or (2) in the case of a debt security traded on an established securities market (as defined in the applicable U.S. Treasury regulations), that are purchased by a cash basis U.S. holder (or an accrual basis U.S. holder that so elects), on the settlement date for the purchase.

A U.S. holder will generally recognize gain or loss on the sale, exchange or retirement of a debt security equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the debt security. The amount realized on the sale, exchange or retirement of a debt security for an amount in foreign currency will be the U.S. dollar value of that amount on the date of disposition, except in the case of debt securities traded on an established securities market (as defined in the applicable U.S. Treasury regulations) that are sold by an accrual basis U.S. holder that elects to utilize the U.S. dollar value on the settlement date for the sale.

Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a debt security that is attributable to changes in currency exchange rates will be ordinary income or loss and will consist of OID exchange gain or loss and principal exchange gain or loss. OID exchange gain or loss will equal the difference between the U.S. dollar value of the amount received on the sale, exchange or retirement of a debt security that is attributable to accrued but unpaid OID as determined by using the exchange rate on the date of the sale, exchange or retirement and the U.S. dollar value of accrued but unpaid OID as determined by the U.S. holder under the rules described above under "Original Issue Discount -- General". Principal exchange gain or loss will equal the difference between the U.S. dollar value of the U.S. holder's purchase price of the debt security in foreign currency determined on the date of the sale, exchange or retirement, and the U.S. dollar value of the U.S. holder's purchase price of the debt security in foreign currency determined on the date the U.S. holder acquired the debt security. The foregoing foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the debt security, and will generally be treated as from sources within the United States for U.S. foreign tax credit limitation purposes.

Any gain or loss recognized by a U.S. holder in excess of foreign currency gain recognized on the sale, exchange or retirement of a debt security would generally be U.S. source capital gain or loss


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(except to the extent such amounts are attributable to market discount, accrued but unpaid interest, or subject to the general rules governing contingent payment obligations). PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TREATMENT OF CAPITAL GAINS (WHICH MAY BE TAXED AT LOWER RATES THAN ORDINARY INCOME FOR TAXPAYERS WHO ARE INDIVIDUALS, TRUSTS OR ESTATES THAT HELD THE DEBT SECURITIES FOR MORE THAN ONE YEAR) AND CAPITAL LOSSES (THE DEDUCTIBILITY OF WHICH IS SUBJECT TO LIMITATIONS).

A U.S. holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a debt security equal to the U.S. dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

PAYMENTS BY GUARANTOR

A payment on guaranteed debt securities made by AEGON will be treated in the same manner as if made directly by the issuer.

SPECIAL CATEGORIES OF DEBT SECURITIES OF AEGON, AFC AND AFC II

Additional tax rules may apply to other categories of debt securities of AEGON, AFC and AFC II. The prospectus supplement for these debt securities may describe these rules. In addition, you should consult your tax advisor in these situations. These categories of debt securities include:

o     debt securities that are convertible into common shares of AEGON;

o     debt securities that are issued in bearer form;

o     debt securities with contingent payments;

o     debt securities with variable rate payments;

o indexed debt securities where payments will be payable by reference to any index or formula;

o     debt securities that are perpetual in maturity;

o debt securities that are callable by the issuer before their maturity, other than typical calls at a premium; and

o debt securities that are extendable at the option of the issuer or the holder.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you hold your securities through a broker or other securities intermediary, the intermediary is required to provide information to the IRS concerning interest, OID or dividend, as the case may be, and retirement proceeds on your securities, unless an exemption applies. In addition, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS and comply with other IRS requirements concerning information reporting. If you are subject to these requirements but do not comply, the intermediary is required to backup withhold in respect of amounts payable to you on the securities. If the intermediary backup withholds payments, you may use the withheld amount as a credit against your Federal income tax liability. Some U.S. holders, including corporations and tax-exempt organizations, are exempt from these requirements. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

TAX CONSEQUENCES TO NON-U.S. HOLDERS.

WITHHOLDING TAXES

Generally, payments of principal and interest, including OID, on the guaranteed debt securities will not be subject to U.S. withholding taxes. The same rules will apply to payments of additional amounts and payments made by a guarantor on a guaranteed debt security. However, if you hold guaranteed debt securities issued by AFC or AFC II, for the exemption from U.S. withholding taxes to apply to you, you must meet one of the following requirements:

o You provide your name, address, and a signed statement that you are the beneficial owner of the guaranteed debt security and are not a U.S. holder. This statement is generally made on U.S. IRS Form W-8BEN;

o You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on U.S. IRS Form W-8BEN; or


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o     You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on U.S. IRS Form W-8ECI.

You should consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the application form has actual knowledge that the statements on the form are false.

Even if you comply with these conditions, U.S. withholding tax might arise on guaranteed debt securities issued by AFC and AFC II if the amount of interest is based on the earnings or other attributes of AFC and AFC II, as the case may be, or a related party. If this exception applies, additional information will be provided in the prospectus supplement.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you provide the tax certifications needed to avoid withholding tax on interests, as described above, principal and interest payments received by you will automatically be exempt from U.S. information reporting requirements and backup withholding. Interest payments made to you by AFC and AFC II will be reported to the IRS. Sales proceeds you receive on a sale of your guaranteed debt through a broker may be subject to information reporting and backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. You should consult your tax advisor concerning information reporting and backup withholding on a sale.

SALE, EXCHANGE OR RETIREMENT OF SECURITIES

If you sell, exchange or redeem common shares or debt securities, you will not be subject to U.S. Federal income tax on any gain unless one of the following applies:

o the gain is connected with a trade or business that you conduct in the U.S.;

o you are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the guaranteed debt security, and certain other conditions are satisfied; or

o the gain represents accrued interest or OID, in which case the rules for interest would apply.

U.S. TRADE OR BUSINESS

If you hold your securities in connection with a trade or business that you are conducting in the U.S., any interest or dividend on the security and any gain from disposing the security generally will be subject to income tax as if you were a U.S. holder, and if you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

                              PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in and outside the United States in one or more of the following ways:

o     through underwriters;

o     through dealers;

o     through agents; or

o     directly to purchasers.

The distribution of the securities may be carried out from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the AEGON Group in the ordinary course of business.

The prospectus supplement relating to any offering will include the following information:

o     the terms of the offering;

o     the names of any underwriters, dealers or agents;

o     the purchase price of the securities;


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o     the net proceeds to us from the sale of the securities;

o     any delayed delivery arrangements;

o     any underwriting discounts or other underwriters' compensation; and

o     any discounts or concessions allowed or reallowed or paid to dealers.

SALES THROUGH UNDERWRITERS OR DEALERS

If we use underwriters in an offering using this prospectus, we will execute an underwriting agreement with one or more underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if they purchase any. Underwriters may sell those securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If we use underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

We may grant to the underwriters an option to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If we use a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.

DIRECT SALES AND SALES THROUGH AGENTS

We may also use this prospectus to directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved. Except as set forth in the applicable prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may also sell the offered securities through agents we designate from time to time. In the prospectus supplement, we will describe any commission payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

DELAYED DELIVERY CONTRACTS

We may authorize underwriters and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. Any commission paid to agents and underwriters soliciting purchases of securities pursuant to delayed delivery contracts accepted by us will be detailed in the prospectus supplement.

INDEMNIFICATION

Underwriters, dealers or agents participating in a distribution of securities using this prospectus may be deemed to be underwriters under the Securities Act. Pursuant to agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect of those liabilities.

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                             VALIDITY OF SECURITIES

Certain matters of United States law relating to the securities offered through this prospectus will be passed upon for AEGON, AFC and AFC II by Allen & Overy, New York, New York. Certain Dutch legal matters relating to the securities will be passed upon for AEGON by Allen & Overy, Amsterdam, The Netherlands.

                                     EXPERTS

Ernst & Young Accountants, independent auditors, have audited the consolidated financial statements and schedules included in AEGON's annual report on Form 20-F for the year ended December31, 2000, as set forth in their report, which is incorporated by reference in this prospectus. AEGON's financial statements and schedules are incorporated by reference in reliance on Ernst & Young Accountants' report, given on their authority as experts in accounting and auditing.


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